Exhibit 4.1

CLIFFORD CHANCE US LLP

EXECUTION VERSION

Dated as of April 25, 2017

GREAT AJAX CORP.

7.25% Convertible Senior Notes Due 2024

FIRST SUPPLEMENTAL INDENTURE

to the

BASE INDENTURE

WILMINGTON SAVINGS FUND SOCIETY, FSB

TRUSTEE

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

Article X MISCELLANEOUS		56

Section 10.01.	Trust Indenture Act Controls	56

Section 10.02.	Notices	56

Section 10.03.	Communication by Holders with Other Holders	58

Section 10.04.	Separability Clause	58

Section 10.05.	Rules by Trustee, Paying Agent, Conversion Agent and Registrar	58

Section 10.06.	Execution as Supplemental Indenture	58

Section 10.07.	Responsibility for Recitals, Etc	58

Section 10.08.	Governing Law	58

Section 10.09.	Counterparts	58

Exhibits:

Exhibit A – Form of Global Note

Exhibit B – Form of Certificated Note

Exhibit C – Form of Notice of Redemption

Exhibit D – Notice of Occurrence of Fundamental Change

Exhibit E – Form of Conversion Notice

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FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 25, 2017, between GREAT AJAX CORP., a Maryland corporation (the “Company”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has entered into an Indenture, dated as of April 19, 2017 (the “Base Indenture”), with the Trustee;

WHEREAS, pursuant to Sections 2.01, 2.02 and 9.01(7) of the Base Indenture, the form and terms of a new series of Securities (as defined in the Base Indenture), may at any time be established by a supplemental indenture executed by the Company and the Trustee, without the consent of Holders;

WHEREAS, the Base Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Company proposes to create under the Indenture a new series of Securities;

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the execution of and approving this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed; and

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, for and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below), as follows:

Article I

ESTABLISHMENT OF NEW SERIES

Section 1.01.        Establishment of New Series.

(a)          There is hereby established a new series of Securities to be issued under the Indenture, designated as the Company’s 7.25% Convertible Senior Notes Due 2024 (the “Notes”). The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base

Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.

(b)          There are to be authenticated and delivered $87,500,000 principal amount of Notes on the Issue Date, and from time to time thereafter, there may be authenticated and delivered an unlimited principal amount of Additional Notes.

(c)          The Notes shall be issued initially in the form of one or more Global Notes in substantially the form attached as Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.

(d)          Each Note shall be dated the date of authentication hereof and shall bear interest as provided in paragraph 1 of the form of Global Note attached as Exhibit A hereto.

(e)          If and to the extent that the provisions of the Base Indenture are duplicative of, limited or qualified by, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern.

Article II

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01.         Definitions.

All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed to them in the Base Indenture. The following are additional definitions used in the Supplemental Indenture:

“Asset Sale Make-Whole Fundamental Change” means a sale, transfer, lease, conveyance or other disposition of all or substantially all of the consolidated property or assets of the Company to any “person” or “group” (for purposes of this definition, as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act.

“Bid Solicitation Agent” means the agent of the Company appointed to obtain quotations for the Notes as set forth under the definition of Trading Price, which such agent shall at no time be an Affiliate of the Company. The Company may, from time to time, change the Bid Solicitation Agent.

“Business Day” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, any day other than a Saturday or Sunday that is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York, New York or Wilmington, Delaware.

“Cash Settlement Period” shall mean, (i) subject to clause (ii), with respect to any Conversion Date occurring on or after the forty-second (42nd) Business Day immediately preceding the Maturity Date, the forty (40) consecutive Trading Day period beginning on, and including, the forty-second (42nd) Business Day immediately preceding the Maturity Date; (ii) if the relevant Conversion Date occurs on or after the date of the Company’s issuance of a notice of redemption with respect to the Notes under Section 4.03 and prior to the relevant Redemption Date, the forty (40) consecutive Trading Days beginning on, and including, the forty-second (42nd) Trading Day immediately preceding such Redemption Date; or (iii) in all other cases, the forty (40) consecutive Trading Day period beginning on, and including, the third (3rd) Business Day immediately following the relevant Conversion Date.

“Capital Stock” for any corporation means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that corporation.

“Certificated Notes” means Notes that are in the form of the Notes attached hereto as Exhibit B.

“Change of Control” shall be deemed to have occurred at such time as:

(1)          any “person” or “group” (for purposes of this definition, as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (for purposes of this definition, as such term is used in the Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s Voting Stock; or

(2)          there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the consolidated property or assets of the Company to any person or group, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

(3)          the Company consolidates with, or merges with or into, another Person or any Person consolidates with, or merges with or into, the Company, unless either:

(a)          the Persons that “beneficially owned” (for purposes of this definition, as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such consolidation or merger, beneficially own, directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s Voting Stock representing at least a majority of the total outstanding voting power of all outstanding classes of the Voting Stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

(b)          at least ninety percent (90%) of the consideration (other than Cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights listed and traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (or which will be so listed and traded when issued or exchanged in connection with such consolidation or merger), and, as a result of such consolidation or merger, the Notes become convertible solely into such consideration, subject to the Company’s right to deliver Cash in respect of all or a portion of its conversion obligation as described in

Section 9.02(a) (such a consolidation or merger that satisfies the conditions set forth in this clause (a)(b), a “Listed Stock Business Combination”); or

(4)          the following Persons cease for any reason to constitute a majority of the Board of Directors:

(a)          individuals who on the Issue Date constituted the Board of Directors; and

(b)          any new directors whose election to the Board of Directors or whose nomination for election by the Company’s stockholders was approved by at least a majority of the directors of the Company then still in office, or by a nominating committee thereof consisting of directors, either who were directors of the Company on the Issue Date or whose election or nomination for election was previously so approved; or

(c)          the Company is liquidated or dissolved or the holders of the Company’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company.

Solely for purposes of clause (4) above, the phrase “or any committee thereof authorized to act for it hereunder” in the definition of “Board of Directors” shall be disregarded.

“Close of Business” means 5:00 p.m. (New York City time).

“Closing Sale Price” on any date means the per share price of the referenced security on such date, determined (i) on the basis of the closing per share sale price (or if no closing per share sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal U.S. national or regional securities exchange on which the referenced security is listed; or (ii) if the referenced security is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. or a similar organization; provided, however, that in the absence of any such report or quotation, the closing sale price shall be the price determined by a nationally recognized independent investment banking firm retained by us for such purpose as most accurately reflecting the per share price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for a share of the referenced security.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, no par value, of the Company existing on the date of the Indenture or any other shares of Capital Stock of the Company into which such Common Stock shall be reclassified or changed, including, subject to Section 9.12 below, in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted hereunder in which the Company is not the surviving Person, the common stock of such surviving corporation.

“Common Stock Change Make-Whole Fundamental Change” means any transaction or series of related transactions (other than a Listed Stock Business Combination), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) all of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or Cash.

“Company Notice” means a notice to Holders delivered pursuant to Section 4.07.

“Conversion Date” with respect to a Note means the date on which a Holder satisfies all the requirements for such conversion specified in Section 9.02(a).

“Conversion Notice” means the Conversion Notice attached to the Form of Note attached hereto as Exhibit E.

“Conversion Price” as of any date means $25.00 divided by the Conversion Rate as of such date.

“Conversion Rate” shall initially be 1.6267 shares of Common Stock per $25.00 principal amount of Notes, subject to adjustment as provided in Article IX.

“Conversion Value” means, as of any Trading Day in the Security Measurement Period, the product of the Closing Sale Price of the Common Stock and the Conversion Rate per $25.00 principal amount of Notes in effect on such Trading Day.

“Conversion Trigger Price” means, as of any date of determination, the dollar amount derived by multiplying the Conversion Price in effect on such date by 130%.

“Daily Conversion Value” shall mean, for each of the forty (40) consecutive Trading Days in the Cash Settlement Period, one fortieth (1/40th) of the product of (i) the Conversion Rate in effect on such Trading Day and (ii) the Volume-Weighted Average Price per share of Common Stock on such Trading Day in each case determined by the Company.

“Daily Settlement Amount” for each of the forty (40) consecutive Trading Days in the Cash Settlement Period, as determined by the Company, shall consist of (x) Cash equal to the lesser of (i) the Specified Cash Amount, divided by forty (40) (such quotient being referred to as the “Daily Measurement Value”) and (ii) the Daily Conversion Value for such Trading Day; and (y) to the extent the Daily Conversion Value for such Trading Day exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Volume-Weighted Average Price of the Common Stock on such Trading Day.

“Default” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, any event that is, or after notice or passage of time, would be, an Event of Default.

“Ex-Dividend Date” means (i) when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock trade the regular way on the relevant exchange or in the relevant market from which the Closing Sale Price of the Common Stock was obtained without the right to receive such issuance or distribution from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, (ii) when used with respect to any subdivision or combination of Common Stock, means the first date on which the shares of Common Stock trade the regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective and (iii) when used with respect to any tender offer or exchange offer means the first date on which the shares of

Common Stock trade the regular way on such exchange or in such market after the expiration time of such tender offer or exchange offer (as it may be amended or extended). For purposes of determining the Ex-Dividend Date with respect to an issuance or distribution under this Indenture, unless it has knowledge to the contrary, the Company may conclusively assume (and such assumption shall be binding upon the Holders) that purchases and sales of the relevant security with respect to which such issuance or distribution is being made will settle based on the customary settlement cycle for purchases or sales of such security.

“Fair Market Value” or “fair market value” means the amount that a willing buyer would pay a willing seller in an arm’s-length transaction.

“Fundamental Change” means either a Change of Control or a Termination of Trading.

“Global Note” means a permanent Global Note in the form of the Note attached hereto as Exhibit A, and that is deposited with and registered in the name of the Depositary.

“Holder” or “Securityholder” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, a person in whose name a Note is registered on the Registrar’s books.

“Indenture” shall have the meaning, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, stated in the Recitals, as amended or supplemented from time to time in accordance with the terms thereof, including the provisions of the Trust Indenture Act that are deemed to be a part thereof.

“Interest” means interest payable on each Note pursuant to Section 1 of the Notes.

“Interest Payment Date” means January 15, April 15, July 15 and October 15 of each year, commencing July 15, 2017.

“Interest Record Date” means January 1, April 1, July 1 and October 1 of each year.

“Issue Date” means April 25, 2017.

“Make-Whole Fundamental Change” means an Asset Sale Make-Whole Fundamental Change or a Common Stock Change Make-Whole Fundamental Change.

“Market Disruption Event” means (i) a failure by the primary United States national or regional securities exchange or market on which shares of Common Stock or the relevant securities are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for shares of Common Stock or the relevant securities for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in shares of Common Stock (or the relevant securities) or in any options, contracts or future contracts relating to shares of Common Stock (or the relevant securities).

“Notes” means any of the Company’s 7.25% Convertible Senior Notes due 2024, as amended or supplemented from time to time, issued under the Indenture.

“NYSE” means The New York Stock Exchange, Inc.

“Officer” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President or Senior Vice President, the Treasurer, the Controller, the Chief Accounting Officer, the Secretary or any Assistant Secretary of the Company.

“Ownership Limitation” means the limitations on beneficial and constructive ownership of shares of the Company’s Common Stock and Capital Stock contained in the Company’s charter, as amended.

“Prospectus Supplement” means the prospectus supplement dated April 20, 2017, relating to the offering and sale of the Initial Notes.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any Cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of Cash, securities or other property, the date fixed for determination of stockholders entitled to receive such Cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Redemption Date” means the date specified in a notice of redemption on which the Notes may be redeemed in accordance with the terms of the Notes and the Indenture.

“Register” with respect to the Notes, means the register of the Notes and of their transfer and exchange kept by the Registrar in accordance with Section 2.04 of the Base Indenture.

“Registrar” with respect to the Notes, refers to and has the meaning of, Registrar in the Base Indenture.

“Scheduled Trading Day” means, with respect to the referenced security, a day that is scheduled to be a Trading Day on the primary United States national securities exchange or market on which the referenced security is listed or admitted for trading. If the referenced security is not so listed or admitted for trading, Scheduled Trading Day shall mean any Business Day.

“SEC” means the Securities and Exchange Commission.

“Securitization Entity” means any Subsidiary that is engaged solely in the business of effecting mortgage-backed or asset-backed securitization transactions and related activities.

“Stated Maturity”, when used with respect to any Note, means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, April 30, 2024.

“Subsidiary” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, any person of which at least a majority of the outstanding Voting Stock shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

“Termination of Trading” shall be deemed to occur if shares of Common Stock (or other common stock into which the Notes are then convertible (subject to the Company’s right to deliver Cash in respect of all or a portion of its conversion obligation as described in Section 9.02(a))) are not listed for trading on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“TIA” or “Trust Indenture Act” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, the Trust Indenture Act of 1939 as in effect on the date of the Indenture, provided, however, that in the event the TIA is amended after such date, TIA means, to the extent required by any such amendment, the TIA as so amended.

“Trading Day” means, with respect to the referenced security, a day during which (i) trading in the referenced security generally occurs and (ii) a Market Disruption Event has not occurred; provided that if the referenced security is not listed for trading or quotation on or by any exchange, bureau or other organization, Trading Day shall mean any Business Day.

“Trading Price” means, as of any Trading Day, the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $5.0 million principal amount of Notes at approximately 3:30 p.m., New York City time, on such Trading Day from three independent nationally recognized securities dealers the Company selects; provided that if the Bid Solicitation Agent can reasonably obtain only two such bids, then the average of such two bids shall instead be used, and if the Bid Solicitation Agent can reasonably obtain only one such bid, then such single bid shall be used; and provided, further, that if, on any Trading Day, (i) the Bid Solicitation Agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the Notes from an independent nationally recognized securities dealer or (ii) in the reasonable, good faith judgment of the Board of Directors, the bid quotation or quotations that the Bid Solicitation Agent has obtained are not indicative of the secondary market value of the Notes, then the Trading Price per $25.00 principal amount of the Notes shall be deemed to be equal: (1) the applicable Conversion Rate of the Notes as of the determination date multiplied by (2) the average Closing Sale Price of the Common Stock on the five (5) Trading Days ending on the determination date.

“Treasury Regulations” means the U.S. Treasury Department Regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Trustee” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, the party named as the Trustee in the preamble of the Indenture unless and until a successor replaces it pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor. The foregoing sentence shall likewise apply to any subsequent such successor or successors.

“Volume-Weighted Average Price” per share of Common Stock on any Trading Day means such price as displayed on Bloomberg (or any successor service) page AJX <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day, or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined by a nationally recognized investment banking firm retained for this purpose by the Company.

“Voting Stock” of a Person means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wellington Group” means Wellington Management Company, LLP (“Wellington”) and the registered investment companies, unregistered commingled investment funds, separately managed accounts and any other accounts that Wellington advises.

“Wellington Group Ownership Limit Waiver” means the waiver to the Ownership Limitation provided to the Wellington Group pursuant to the waiver letter, dated as of July 8, 2015, between Wellington and the Company (the “Wellington Group Waiver Letter”).

“Wellington Group Ownership Limitation” means the limitations on beneficial and constructive ownership of shares of the Company’s Common Stock and Capital Stock applicable to the Wellington Group pursuant to the Wellington Group Waiver Letter.

Section 2.02.         Other Definitions.

Term:	Defined in Section:

Additional Interest	7.03(a)
Additional Notes	3.02
Applicable Price	9.15(e)
Bankruptcy Law	7.01(j)
Cash	4.01
Clause A Distribution	9.06(c)
Clause B Distribution	9.06(c)
Clause C Distribution	9.06(c)
Conversion Agent	3.03
Conversion Price Trigger Redemption	4.01
Conversion Price Trigger Redemption Price	4.01

Depositary	3.01(b)
Distributed Assets	9.06(c)
Effective Date	9.15(d)
Event of Default	7.01
Full Physical Settlement	9.02(c)
Full Physical Settlement Election	9.02(c)
Fundamental Change Repurchase Date	4.07(a)
Fundamental Change Repurchase Notice	4.07(b)
Fundamental Change Repurchase Price	4.07(a)
Fundamental Change Repurchase Right	4.07(a)
Initial Dividend Threshold	9.06(d)
Initial Notes	3.02
Make-Whole Applicable Increase	9.15(b)
Make-Whole Conversion Period	9.15(a)
Maximum Conversion Rate	9.15(b)(v)
Merger Event	9.12
Net Share Settlement	9.02(b)
Net Share Settlement Election	9.02(b)
Notice of Default	7.01(k)
Redemption Conversion Period	9.15(a)
Reference Property	9.12
Reporting Event of Default	7.03(a)
Repurchase Upon Fundamental Change	4.07(a)
Security Measurement Period	9.01(c)(ii)
Specified Cash Amount	9.02(a)
Spin-Off	9.06(c)
Successor Person	6.01(a)
Trading Price Condition	9.01(c)(ii)
Wellington Group Holder	9.16
Trigger Event	9.06(c)

Section 2.03.         Incorporation by Reference of Trust Indenture Act. Whenever the Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of the Indenture. The following TIA terms used in the Indenture have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Securityholder.

“indenture to be qualified” means the Indenture.

“Indenture Trustee” or “Institutional Trustee” means the Trustee.

“Obligor” on the Indenture Securities means the Company.

All other TIA terms used in the Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rules have the meanings assigned to them by such definitions.

Section 2.04.        Rules of Construction. Unless the context otherwise requires:

(a)          a defined term or TIA term has the meaning assigned to it;

(b)          an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect from time to time;

(c)          “or” is not exclusive;

(d)          “including” means including, without limitation;

(e)          the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)           words in the singular include the plural, and words in the plural include the singular;

(g)          references to Sections, Articles and Exhibits are to references to Sections, Articles and Exhibits of this Supplemental Indenture;

(h)          for all purposes of this Supplemental Indenture and the Notes, the Trustee shall be entitled to treat each $25.00 in principal amount of the Notes as one unit (with the $87,500,000 initial aggregate principal amount of the Notes being represented by 3,500,000 units at a price of $25.00 per unit); and

(i)           any reference to Interest on, or in respect of, any Note shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 7.03, and any express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

Article III

THE NOTES

Section 3.01.        Form and Dating.

(a)          Certificate of Authentication. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibits A and B, which are a part of the Indenture.

(b)          Global Notes in General. All of the Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its Corporate Trust Office, as custodian for the depositary, The Depository Trust Company (such depositary, or any successor thereto, being hereinafter referred to as the “Depositary”), and registered in the name of its nominee, Cede & Co., duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, repurchases and conversions.

Any adjustment of the aggregate principal amount of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 of the Base Indenture, and shall be made on the records of the Trustee and the Depositary.

(c)          Book-Entry Provisions. This Section 3.01(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 3.01(c), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depositary or a nominee thereof, (b) shall be delivered by the Trustee to the Depositary or held by the Trustee pursuant to the Depositary’s instructions and (c) shall be substantially in the form of Exhibit A attached hereto.

(d)          Certificated Notes. Notes not issued as interests in the Global Notes shall be issued in certificated form substantially in the form of Exhibit B attached hereto.

Section 3.02.        Execution and Authentication. The Notes shall be executed and signed on behalf of the Company in accordance with Section 2.03 of the Base Indenture.

The Trustee shall, upon receipt of an Authentication Order, authenticate and deliver the Notes for original issue on the Issue Date in an aggregate principal amount of up to $87,500,000 (the “Initial Notes”) without any further action by the Company (other than as contemplated in Section 2.07 of the Base Indenture). The aggregate principal amount of the Initial Notes due at the Stated Maturity thereof outstanding at any time may not exceed the amount set forth in the foregoing sentence.

The Notes shall be issued only in registered form without coupons and only in denominations of $25.00 of principal amount and any integral multiple of $25.00.

The Company may, without the consent of the Holders, reopen the Indenture and issue additional Notes with the same terms and with the same CUSIP number as the Initial Notes in an unlimited aggregate principal amount (“Additional Notes”), provided that no Additional Notes may be issued unless they are fungible with the Initial Notes for United States Federal income tax purposes. The Initial Notes and any Additional Notes would be treated as a single class for all purposes under the Indenture and would vote together as one class on all matters with respect to the Notes.

Section 3.03.         Conversion Agent. The Company shall maintain an office or agency where Notes may be presented for conversion (“Conversion Agent”).

The Company shall enter into an appropriate agency agreement with any Conversion Agent. The agreement shall implement the provisions of the Indenture that relate to such agent. The Company shall promptly notify the Trustee in writing, of the name and address of any such agent. If the Company fails to maintain a Conversion Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07 of the Base Indenture. The Company or any Subsidiary or an Affiliate of either of them may act as Conversion Agent.

The Company initially appoints the Trustee as Conversion Agent in connection with the Notes.

Section 3.04.         Debt Tax Treatment. The Company, and each Holder and beneficial owner of a Note, agree to treat the Notes as indebtedness for U.S. federal income tax purposes.

Article IV

REDEMPTION AND REPURCHASES

Section 4.01.         Company’s Right to Redeem; Notices to Trustee. No sinking fund is provided for the Notes. Notwithstanding anything to the contrary in Article 3 of the Base Indenture, prior to April 30, 2022, the Notes shall not be redeemable at the Company’s option. On or after April 30, 2022, the Company, at its option, may redeem (a “Conversion Price Trigger Redemption”) the Notes for U.S. legal tender (“Cash”) at any time, in whole or in part, if the Closing Sale Price of the Common Stock has been at least 130% of the Conversion Price then in effect for at least twenty (20) Trading Days (whether or not consecutive), including the Trading Day immediately preceding the date on which the Company provides a notice of redemption under Section 4.03, during any thirty (30) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date on which the Company provides a notice of redemption in accordance with Section 4.03. The redemption price for each $25.00 principal amount of Notes to be redeemed (the “Conversion Price Trigger Redemption Price”) shall be payable in Cash and equal to the sum of (i) 100% of the principal amount of the Notes to be redeemed, plus (ii) accrued and unpaid Interest, if any, to, but excluding, the Redemption Date (unless the Redemption Date falls after an Interest Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case the Company will pay the full amount of accrued and unpaid Interest to Holders of record of such Notes on such Interest Record Date, and the Conversion Price Trigger Redemption Price will be equal to 100% of the principal amount of the Notes to be redeemed). The Redemption Date must be a Business Day, and the Company may not specify a Redemption Date that falls on or after the forty-second (42nd) Trading Day immediately preceding the Maturity Date.

If the Company elects to redeem Notes pursuant to this Section 4.01, it shall notify the Trustee in writing of such election together with the Redemption Date, the Conversion Rate, the principal amount of Notes to be redeemed and the Conversion Trigger Redemption Price. Notwithstanding the foregoing, the Company may not redeem any Notes on any date if the principal amount of the Notes has been accelerated in accordance with the terms of the Indenture, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Conversion Price Trigger Redemption Price with respect to such Notes).

The Company shall give the notice to the Trustee provided for in this Section 4.01 by an Officer’s Certificate, at least seventy-five (75) days before the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee).

Section 4.02.         Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed by lot, on a pro rata basis or by another method in accordance with the procedures of the NYSE or the Depositary, as applicable. The Trustee may select for redemption portions of the principal amount of Notes that have denominations larger than $25.00.

Notes and portions of Notes that the Trustee selects shall be in principal amounts of $25.00 or an integral multiple of $25.00. Provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly (but in any case within seven (7) days of receipt of the Officer’s Certificate referred to in Section 4.01) of the Notes or portions of the Notes selected to be redeemed and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of the Note.

Following a notice of redemption, Notes and portions of Notes are convertible, pursuant to Section 9.02(a)(ii), by the Holder until the Close of Business on the Business Day prior to the Redemption Date. If any Note selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Note so selected, the converted portion of such Note shall be deemed (so far as may be) to be the portion selected for redemption. Notes that have been converted during a selection of Notes to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

Section 4.03.         Notice of Redemption. At least seventy-five (75) days but not more than ninety (90) days before a Redemption Date, the Company shall mail a notice of redemption (substantially in the form of Exhibit C) by first-class mail, postage prepaid, to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed and shall state (along with any other information the Company wishes to include):

(a)          the Redemption Date;

(b)          the Conversion Price Trigger Redemption Price;

(c)          the Conversion Rate and, if applicable, the Make-Whole Applicable Increase in accordance with Section 9.15;

(d)          the name and address of the Paying Agent and Conversion Agent;

(e)          that Notes may be converted at any time before the Close of Business on the Business Day prior to the Redemption Date;

(f)          that Notes called for redemption and not converted shall be redeemed on the Redemption Date;

(g)          that Holders who want to convert their Notes must satisfy the requirements set forth in the Notes;

(h)          the settlement method the Company intends to use for any Notes that are converted in connection with such notice of redemption and the Specified Cash Amount, if applicable;

(i)           that Notes called for redemption must be surrendered to the Paying Agent (by effecting book entry transfer of the Notes or delivering Certificated Notes, together with necessary endorsements, as the case may be) to collect the Conversion Price Trigger Redemption Price;

(j)           if fewer than all of the outstanding Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Notes to be redeemed;

(k)          that, unless the Company defaults in making payment of such Conversion Price Trigger Redemption Price and Interest, the Notes called for redemption shall cease to accrue from and after the Redemption Date;

(l)           the CUSIP, ISIN or other similar number(s), as the case may be, of the Notes being redeemed; and

(m)          that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense, provided that the Company makes such request at least seven (7) Business Days (or such shorter period as may be satisfactory to the Trustee) prior to the date by which such notice of redemption must be given to Holders in accordance with this Section 4.03.

Section 4.04.         Effect of Notice of Redemption. Once notice of redemption is given, Notes called for redemption become due and payable on the Redemption Date and at the Conversion Price Trigger Redemption Price stated in the notice except for Notes that are converted in accordance with the terms of the Indenture. Upon surrender to the Paying Agent, such Notes shall be paid at the Conversion Price Trigger Redemption Price stated in the notice and from and after the Redemption Date (unless the Company shall default in the payment of the

Conversion Price Trigger Redemption Price) such Notes shall cease to bear Interest, and the rights of the Holders therein shall terminate (other than the right to receive the Conversion Price Trigger Redemption Price).

Section 4.05.         Deposit of Conversion Price Trigger Redemption Price. Prior to 10:00 a.m. (New York City time), on the Redemption Date, the Company shall deposit with the Paying Agent (or if the Company or a Subsidiary or an Affiliate of either of them is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Conversion Price Trigger Redemption Price of all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that on or prior thereto have been delivered by the Company to the Trustee for cancellation or have been converted. The Paying Agent shall as promptly as practicable return to the Company any money not required for that purpose because of conversion of Notes pursuant to Article IX. If such money is then held by the Company or a Subsidiary or an Affiliate of either in trust and is not required for such purpose it shall be discharged from such trust.

Section 4.06.         Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and, upon receipt of an Authentication Order, the Trustee shall, without charge, authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unredeemed portion of the Note surrendered.

Section 4.07.         Repurchase of Notes at Option of the Holder Upon a Fundamental Change.

(a)          If a Fundamental Change occurs, each Holder shall have the right (the “Fundamental Change Repurchase Right”), at such Holder’s option, to require the Company to repurchase (a “Repurchase Upon Fundamental Change”) all of such Holder’s Notes (or portions thereof that are integral multiples of $25.00 in principal amount), on a date selected by the Company (the “Fundamental Change Repurchase Date”), which shall be no later than thirty-five (35) days, nor earlier than twenty (20) days, after the date the Fundamental Change Repurchase Notice is mailed in accordance with Section 4.07(b), at a price, payable in Cash, equal to 100% of the principal amount of the Notes (or portions thereof) to be so repurchased, plus accrued and unpaid Interest, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), upon:

(i)          delivery to the Company (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Company for such purpose in the Fundamental Change Repurchase Notice, no later than the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, of a Company Notice, in the form set forth in the Notes or any other form of written notice substantially similar thereto, in each case, duly completed and signed, with appropriate signature guarantee, stating:

(A)         the certificate number(s) of the Notes that the Holder will deliver to be repurchased, if such Notes are Certificated Notes;

(B)         the principal amount of Notes to be repurchased, which must be $25.00 or an integral multiple thereof; and

(C)         that such principal amount of Notes are to be repurchased pursuant to the terms and conditions specified in this Section 4.07; and

(ii)         delivery to the Company (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Company for such purpose in the Fundamental Change Repurchase Notice, at any time after the delivery of such Company Notice, of such Notes (together with all necessary endorsements) with respect to which the Fundamental Change Repurchase Right is being exercised;

provided, however, that if such Fundamental Change Repurchase Date is after a Record Date for the payment of an installment of Interest and on or before the related Interest Payment Date, then the full amount of accrued and unpaid Interest, to, but excluding, such Interest Payment Date shall be paid on such Interest Payment Date to the Holder of record of such Notes at the Close of Business on such Record Date (without any surrender of such Notes by such Holder), and the Fundamental Change Repurchase Price shall not include any accrued but unpaid Interest.

If such Notes are held in book-entry form through the Depositary, the delivery of any Company Notice, Fundamental Change Repurchase Notice or notice of withdrawal pursuant to Section 4.07(b)(x) shall comply with applicable procedures of the Depositary.

Upon such delivery of Notes to the Company (if it is acting as its own Paying Agent) or such Paying Agent, such Holder shall be entitled to receive, upon request, from the Company or such Paying Agent, as the case may be, a nontransferable receipt of deposit evidencing such delivery.

Notwithstanding anything herein to the contrary, any Holder that has delivered the Company Notice contemplated by this Section 4.07(a) to the Company (if it is acting as its own Paying Agent) or to a Paying Agent designated by the Company for such purpose in the Fundamental Change Repurchase Notice shall have the right to withdraw such Company Notice by delivery, at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date (or, if there shall be a Default in the payment of the Fundamental Change Repurchase, at any time during which such Default is continuing), of a written notice of withdrawal to the Company (if acting as its own Paying Agent) or the Paying Agent, which notice shall contain the information specified in Section 4.07(b)(x).

The Paying Agent shall promptly notify the Company of the receipt by it of any Company Notice or written notice of withdrawal thereof.

(b)          Within twenty (20) Business Days after the occurrence of a Fundamental Change, the Company shall mail, or cause to be mailed, to all Holders at their addresses shown in the register of the Registrar, and to beneficial owners as required by applicable law, a notice, substantially in the form of Exhibit D, (the “Fundamental Change Repurchase Notice”) of the occurrence of such Fundamental Change and the Fundamental Change Repurchase Right arising as a result thereof. The Company shall deliver a copy of the Fundamental Change Repurchase Notice to the Trustee and shall publicly release, through a reputable national newswire service, such Fundamental Change Repurchase Notice. Each Fundamental Change Repurchase Notice shall state:

(i)          the events causing the Fundamental Change;

(ii)         the date of such Fundamental Change;

(iii)        the Fundamental Change Repurchase Date;

(iv)        the last date on which the Fundamental Change Repurchase Right may be exercised, which shall be the Business Day immediately preceding the Fundamental Change Repurchase Date;

(v)         the Fundamental Change Repurchase Price;

(vi)        the names and addresses of the Paying Agent and the Conversion Agent;

(vii)       the procedures that a Holder must follow to exercise the Fundamental Change Repurchase Right;

(viii)      that the Fundamental Change Repurchase Price for any Note as to which a Company Notice has been given and not withdrawn will be paid as promptly as practicable, but in no event after the later of such Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of the Note (together with all necessary endorsements); provided, however, that if such Fundamental Change Repurchase Date is after a Record Date for the payment of an installment of Interest and on or before the related Interest Payment Date, then the accrued and unpaid Interest, if any, to, but excluding, such Interest Payment Date will be paid on such Interest Payment Date to the Holder of record of such Note at the Close of Business on such Record Date (without any surrender of such Notes by such Holder) and the Fundamental Change Repurchase Price shall not include any accrued and unpaid Interest;

(ix)         that, except as otherwise provided herein with respect to a Fundamental Change Repurchase Date that is after a Record Date for the payment of an installment of Interest and on or before the related Interest Payment Date, on and after such Fundamental Change Repurchase Date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price), Interest on Notes subject to Repurchase Upon Fundamental Change will cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, the Fundamental Change Repurchase Price;

(x)          that a Holder will be entitled to withdraw its election in the Company Notice prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, or such longer period as may be required by law, by means of a letter or telegram, telex or facsimile transmission (receipt of which is confirmed and promptly followed by a letter) setting forth (I) the name of such Holder, (II) a statement that such Holder is withdrawing its election to have Notes purchased by the Company on such Fundamental Change Repurchase Date pursuant to a Repurchase Upon Fundamental Change,

(III) the certificate number(s) of such Notes to be so withdrawn, if such Notes are Certificated Notes, (IV) the principal amount of the Notes of such Holder to be so withdrawn, which amount must be $25.00 or an integral multiple thereof and (V) the principal amount, if any, of the Notes of such Holder that remain subject to the Company Notice delivered by such Holder in accordance with this Section 4.07, which amount must be $25.00 or an integral multiple thereof; provided, however, that if there shall be a Default in the payment of the Fundamental Change Repurchase Price, a Holder shall be entitled to withdraw its election in the Company Notice at any time during which such Default is continuing;

(xi)         the Conversion Rate and any adjustments to the Conversion Rate that will result from such Fundamental Change;

(xii)        that Notes with respect to which a Company Notice is given by a Holder may be converted pursuant to Article IX only if such Company Notice has been withdrawn in accordance with this Section 4.07; and

(xiii)       the CUSIP number or numbers, as the case may be, of the Notes.

At the Company’s written request, upon prior notice acceptable to the Trustee, the Trustee shall mail such Fundamental Change Repurchase Notice in the Company’s name and at the Company’s expense; provided, however, that the form and content of such Fundamental Change Repurchase Notice shall be prepared by the Company.

No failure of the Company to give a Fundamental Change Repurchase Notice shall limit any Holder’s right pursuant hereto to exercise a Fundamental Change Repurchase Right.

(c)          Subject to the provisions of this Section 4.07, the Company shall pay, or cause to be paid, the Fundamental Change Repurchase Price with respect to each Note as to which the Fundamental Change Repurchase Right shall have been exercised to the Holder thereof as promptly as practicable, but in no event later than the later of the Fundamental Change Repurchase Date and the time of book-entry transfer or when such Note is surrendered to the Paying Agent; provided, however, that if such Fundamental Change Repurchase Date is after a Record Date for the payment of an installment of Interest and on or before the related Interest Payment Date, then the accrued and unpaid Interest, if any, to, but excluding, such Interest Payment Date will be paid on such Interest Payment Date to the Holder of record of such Note at the Close of Business on such Record Date and the Fundamental Change Repurchase Price shall not include any accrued and unpaid Interest.

(d)          The Company shall, in accordance with Section 4.05, deposit with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust in accordance with Section 4.09) money, in funds immediately available on the Fundamental Change Repurchase Date, sufficient to pay the Fundamental Change Repurchase Price upon Repurchase Upon Fundamental Change for all of the Notes that are to be repurchased by the Company on such Fundamental Change Repurchase Date pursuant to a Repurchase Upon Fundamental Change. The Paying Agent shall return to the Company, as soon as practicable, any money not required for that purpose.

(e)          Once the Fundamental Change Notice and the Purchase Notice have been duly given in accordance with this Section 4.07, the Notes to be repurchased pursuant to a Repurchase Upon Fundamental Change shall, on the Fundamental Change Repurchase Date, become due and payable in accordance herewith, and, on and after such date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price), except as otherwise provided herein with respect to a Fundamental Change Repurchase Date that is after a Record Date for the payment of an installment of Interest and on or before the related Interest Payment Date, such Notes shall cease to bear Interest (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Paying Agent), and all rights of the relevant Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, such consideration and any other applicable rights under those sections set forth in Section 2.02 of the Base Indenture.

(f)          Notes with respect to which a Company Notice has been duly delivered in accordance with this Section 4.07 may be converted pursuant to Article IX only if such Company Notice has been withdrawn in accordance with this Section 4.07.

(g)          If any Note shall not be paid upon book-entry transfer or surrender thereof for Repurchase Upon Fundamental Change, the principal of, and accrued and unpaid Interest on, such Note shall, until paid, bear Interest, payable in Cash, at the rate borne by such Note on the principal amount of such Note, and such Note shall be convertible pursuant to Article IX if any Company Notice with respect to such Note is withdrawn pursuant to this Section 4.07.

(h)          Any Note that is to be submitted for Repurchase Upon Fundamental Change only in part shall be delivered pursuant to this Section 4.07 (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or its attorney duly authorized in writing, with a medallion guarantee), and the Company shall promptly execute, and upon receipt of an Authentication Order, the Trustee shall promptly authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, of the same tenor and in aggregate principal amount equal to the portion of such Note not duly submitted for Repurchase Upon Fundamental Change.

(i)          Notwithstanding anything herein to the contrary, except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price, there shall be no purchase of any Notes pursuant to this Section 4.07 on a Fundamental Change Repurchase Date if, on such date, the principal amount of the Notes shall have been accelerated in accordance with the Indenture and such acceleration shall not have been rescinded on or prior to such date in accordance with the Indenture. The Paying Agent will promptly return to the respective Holders thereof any Notes held by it during the continuance of such an acceleration.

(j)          In connection with any Repurchase Upon Fundamental Change, the Company shall, to the extent applicable (i) comply with all applicable tender offer rules under the Exchange Act, including Rule 13e-4 and Regulation 14E thereunder, and with all other applicable laws; (ii) file a Schedule TO or any other schedules required under the Exchange Act or any other applicable laws; and (iii) otherwise comply with all applicable United States federal and state securities laws in connection with any offer by the Company to purchase the Notes.

Section 4.08.        Effect of Fundamental Change Repurchase Notice.

(a)          Upon receipt by the Paying Agent of the Fundamental Change Repurchase Notice specified in Section 4.07, the Holder of the Note in respect of which such Fundamental Change Repurchase Notice was given shall (unless such Fundamental Change Repurchase Notice is withdrawn as specified in Section 4.08(b)) thereafter be entitled solely to receive Fundamental Change Repurchase Price with respect to such Note whether or not the Note is, in fact, properly delivered. Such Fundamental Change Repurchase Price shall be paid to such Holder, subject to receipt of funds and/or securities by the Paying Agent, promptly following the later of (x) the Business Day following the Fundamental Change Repurchase Date with respect to such Note (provided the conditions in Section 4.07 have been satisfied) and (y) the time of delivery of such Note to the Paying Agent by the Holder thereof in the manner required by Section 4.07. Notes in respect of which a Fundamental Change Repurchase Notice has been given by the Holder thereof may not be converted pursuant to and to the extent permitted by Article IX hereof on or after the date of the delivery of such Fundamental Change Repurchase Notice unless such Fundamental Change Repurchase Notice has first been validly withdrawn as specified in Section 4.08(b).

(b)          A Fundamental Change Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Fundamental Change Repurchase Notice at any time, if received by the Paying Agent prior to the Close of Business on the Fundamental Change Repurchase Date, specifying:

(i)          the name of the Holder,

(ii)         a statement that the Holder is withdrawing all or a portion of its election with respect to the original Fundamental Change Repurchase Notice,

(iii)        the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice and that has been or shall be delivered for purchase by the Company,

(iv)        if Certificated Notes have been issued, the certificate number, if any, of the Note in respect of which such notice of withdrawal is being submitted (or, if Certificated Notes have not been issued, that such withdrawal notice shall comply with the appropriate Depositary procedures), and

(v)         the principal amount of the Note with respect to which such notice of withdrawal is being submitted.

Section 4.09.        Deposit of Fundamental Change Repurchase Price. Prior to 10:00 a.m. (local time in New York City) on the Business Day following the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 4.01 of the Base Indenture) an amount of Cash in immediately available funds sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be purchased as of the Fundamental Change Repurchase Date.

Section 4.10.         Notes Purchased in Part. Any Certificated Note that is to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee, upon receipt of an Authentication Order, shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

Section 4.11.         Covenant to Comply with Securities Laws upon Purchase of Notes. When complying with the provisions of Section 4.07 hereof (provided that such offer or purchase constitutes an issuer tender offer for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or purchase), and subject to any exemptions available under applicable law, the Company shall (i) comply with Rule 13e-4 and Rule 14e-1 (or any successor provision) and any other applicable tender offer rules under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (iii) otherwise comply with all Federal and state securities laws so as to permit the rights and obligations under Section 4.07 to be exercised in the time and in the manner specified in Section 4.07.

Section 4.12.         Repayment to the Company. The Trustee and the Paying Agent shall return to the Company any Cash that remains unclaimed as provided in Section 12 of the Notes, together with Interest, if any, thereon (subject to the provisions of Sections 7.01(f) and (g) of the Base Indenture), held by them for the payment of the Fundamental Change Repurchase Price.

Article V

COVENANTS

Subject to Section 1.01(e), the provisions of Article 4 of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes.

Section 5.01.         Payment of Notes. The Company shall make all payments in respect of the Notes on the dates and in the manner provided in the Notes or pursuant to the Indenture. Any amounts of Cash in immediately available funds or shares of Common Stock to be given to the Trustee or Paying Agent shall be deposited with the Trustee or Paying Agent by 10:00 a.m., New York City time, by the Company. The principal amount of, and Interest on the Notes, and the Conversion Price Trigger Redemption Price and the Fundamental Change Repurchase Price shall be considered paid on the applicable date due if on such date (which, in the case of a Fundamental Change Repurchase Price, shall be on the Business Day immediately following the Fundamental Change Repurchase Date) the Trustee or the Paying Agent holds, in accordance with the Indenture, Cash or securities, if permitted hereunder, sufficient to pay all such amounts then due. The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 5.02.         Reports to Trustee. The Company shall furnish to the Trustee, within fifteen (15) days after the Company is required to file the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and to otherwise comply with Section 314(a) of the TIA. Any such report, information or document that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee for the purposes of this covenant at the time of such filing through the EDGAR system (or such successor thereto). The posting or delivery of any such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

Section 5.03.         Additional Interest Notice. If Additional Interest is payable by the Company pursuant to Section 7.03 hereof, the Company shall deliver to the Trustee an Officers’ Certificate to that effect stating (a) the amount of such Additional Interest that is payable and (b) the date on which such Interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable. If the Company has paid Additional Interest directly to the Persons entitled to them, the Company shall deliver to the Trustee an Officers’ Certificate setting forth the particulars of such payment.

Section 5.04.         Maintenance of Office or Agency. The Company shall maintain in the Borough of Manhattan, The City of New York, New York or The City of Wilmington, Delaware, an office or agency of the Conversion Agent where Notes may be surrendered for conversion. The Corporate Trust Office of the Trustee, located in Wilmington, Delaware, shall initially be such office or agency for the aforesaid purpose; provided, however, that no service of legal process on the Company may be made at any office of the Trustee.

Article VI

SUCCESSOR PERSON

Section 6.01.        When Company May Merge or Transfer Assets. Notwithstanding anything to the contrary in Article 5 of the Base Indenture, the Company shall not consolidate with or merge with or into any other Person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, unless:

(a)          the resulting, surviving or transferee person (the “Successor Person”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Person (if not the Company) will expressly assume, by indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company or such Successor Person including the due and punctual payment of the principal of and accrued and unpaid Interest (including Additional Interest, if applicable) on all of the Notes, the due and punctual payment of the Fundamental Change Repurchase Price with respect to all Notes repurchased on each Fundamental Change Repurchase Date, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture and the Notes to be performed by the Company;

(b)          immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Person as a result of such transaction as having been incurred by such Successor Person as the time of such transaction), no Default shall have occurred and be continuing;

(c)          the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article VI and that all conditions precedent herein provided relating to such transaction have been satisfied; and

(d)          The Company shall have delivered to the Trustee an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the transaction had not occurred.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries (other than to the Company or another Subsidiary), which, if such assets were owned by the Company, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Person formed by such consolidation or into which the Company is merged or the Successor Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company herein; and thereafter, except in the case of a lease and obligations the Company may have under a supplemental indenture, the Company shall be discharged from all obligations and covenants under the Indenture and the Notes. The Company, the Trustee and the Successor Person shall enter into a supplemental indenture to evidence the succession and substitution of such Successor Person and such discharge and release of the Company.

Article VII

DEFAULTS AND REMEDIES

Subject to Section 1.01(e) and except as provided in this Article VII, the provisions of Article 6 of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes.

Section 7.01.        Events of Default. This Section 7.01 shall, with respect to the Notes, replace Section 6.01 of the Base Indenture in its entirety. So long as any Notes are outstanding, each of the following shall be an “Event of Default”:

(a)          following the exercise by the Holder of the right to convert a Note in accordance with Article IX hereof, the Company fails to comply with its obligations to deliver the Cash or shares of Common Stock, if any, required to be delivered, as further described in Section 9.02(a) below, within three (3) Business Days of the relevant Conversion Date or three (3) Business Days after the applicable Cash Settlement Period, as such term is described in Section 9.02(a) below, and such failure continues for a period of five (5) days or more;

(b)          the Company defaults in its obligation to provide timely notice of (i) a Fundamental Change to the Trustee and each Holder as required under Section 4.07(b) or (ii) a transaction listed in Section 9.01(b)(iv)(A) or (B) to the Trustee and each Holder as required under Section 9.01(b)(iv);

(c)          the Company fails to perform or observe the terms of Article VI hereto;

(d)          the Company defaults in its obligation to redeem any Note, or any portion thereof, called for redemption by the Company pursuant to and in accordance with Section 4.01 hereof;

(e)          the Company defaults in the payment of the principal amount of any Note when due at maturity, redemption, upon repurchase or otherwise (including, without limitation, upon the exercise by a Holder of its right to require the Company to repurchase such Notes pursuant to and in accordance with Section 4.07 hereof);

(f)          the Company defaults in the payment of any Interest when due and payable (including Additional Interest, applicable), and continuance of such default for a period of thirty (30) days;

(g)          the Company fails to perform or observe any term, covenant or warranty or agreement in the Notes or the Indenture (other than those referred to in clause (a) through clause (f) above) and such failure continues for sixty (60) days after receipt by the Company of a Notice of Default;

(h)          a default by the Company or any Subsidiary (other than a Securitization Entity) with respect to any mortgage, agreement or other instrument under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed (other than non-recourse debt of a subsidiary) in excess of $25 million (or its foreign currency equivalent) in the aggregate, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within thirty (30) calendar days after receipt by the Company of a Notice of Default;

(i)          a final judgment for the payment of $25 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against the Company or any Subsidiary (other than a Securitization Entity), which judgment is not discharged or stayed within sixty (60) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(j)          the entry by a court having jurisdiction in the premise of (i) a decree or order for relief in respect of the Company or any of Subsidiary, in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law (any “Bankruptcy Law”) or (ii) a decree or order adjudging the Company or any Subsidiary, a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary, under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order described in clause (i) or (ii) above is unstayed and in effect for a period of sixty (60) consecutive days; and

(k)          the commencement by the Company or any Subsidiary, of a voluntary case or proceeding under any applicable Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or (ii) the consent by the Company, to the entry of a decree or order for relief in respect of the Company or any Subsidiary, in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or (iii) the filing by the Company, of a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, or (iv) the consent by the Company to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or (v) the making by the Company or any Subsidiary, of a general assignment for the benefit of creditors, or the admission by the Company or any Subsidiary, in writing of its inability to pay its debts generally as they become due.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

For the avoidance of doubt, clauses (g) and (h) above shall not constitute an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding notify the Company and the Trustee, of such Default and the Company does not cure such Default (and such Default is not waived) within the time specified in clauses (g) and (h) above after actual receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

Section 7.02.        Acceleration. This Section 7.02 shall, with respect to the Notes, replace Section 6.02 of the Base Indenture in its entirety. If an Event of Default (other than an Event of Default specified in Section 7.01(j) or Section 7.01(k)) occurs and is continuing (the Event of Default not having been cured or waived), the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding by notice to the Company and the Trustee, may declare the principal amount of the Notes and any accrued and unpaid Interest on all the Notes to be immediately due and payable. Upon such a declaration, such accelerated amount shall be due and payable immediately. If an Event of Default specified in Section 7.01(j) or Section 7.01(k) occurs and is continuing, the principal amount of the Notes and any accrued and unpaid Interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Securityholders. The Holders of a majority in aggregate principal amount of the Notes at the time outstanding, by notice to the Trustee (and without notice to any other Securityholder) may rescind an acceleration and its consequences, and thereby waive the Events of Default giving rise to such acceleration, if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of the principal amount of the Notes and any accrued and unpaid Interest that have become due solely as a result of acceleration. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

Section 7.03.        Additional Interest.

(a)          Notwithstanding any provisions of the Indenture or the Notes to the contrary, if the Company so elects, the sole remedy for an Event of Default relating to (i) the Company’s failure to file with the Trustee pursuant to Section 314(a)(1) of the TIA any documents or reports that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) the Company’s failure to comply with Section 5.02 hereof (a “Reporting Event of Default”), will consist exclusively of the right to receive additional interest on the Notes (the “Additional Interest”) at a rate per year equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for the first ninety (90) days of the 180-day period on which such Event of Default is continuing beginning on, and including, the date on which such an Event of Default first occurs and (ii) 0.50% per annum of the outstanding principal amount of the Securities for the last ninety (90) days of such 180-day period as long as such Event of Default is continuing. If the Company so elects, such Additional Interest will be payable in the same manner and on the same dates as the stated Interest payable on the Notes. On the 181st day after such Event of Default (if the Reporting Event of Default is not cured or waived prior to such 181st day), the Notes will be subject to acceleration pursuant to Section 7.02. The provisions of this Section 7.03 will not affect the rights of Holders in the event of the occurrence of any Event of Default that is not a Reporting Event of Default. In the event the Company does not elect to pay the Additional Interest following an Event of Default in accordance with this Section 7.03 or the Company elected to make such payment but do not pay the Additional Interest when due, the Notes will be immediately subject to acceleration as provided in Section 7.02.

(b)          In order to elect to pay the Additional Interest as the sole remedy during the first one hundred and eighty (180) days after the occurrence of a Reporting Event of Default, the Company must notify all Holders, the Trustee and the Paying Agent of such election prior to the beginning of such one hundred and eighty (180)-day period. Upon the Company’s failure to timely give such notice, the Notes will be immediately subject to acceleration as provided in Section 7.02.

Section 7.04.         Other Remedies. This Section 7.04 shall, with respect to the Notes, replace Section 6.03 of the Base Indenture in its entirety. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of the principal amount of the Notes and any accrued and unpaid Interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture.

The Trustee may maintain a proceeding even if the Trustee does not possess any of the Notes or does not produce any of the Notes in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of, or acquiescence in, the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 7.05.         Control by Holders. This Section 7.05 shall, with respect to the Notes, replace Section 6.05 of the Base Indenture in its entirety. Subject to Section 7.02 of the Base Indenture, the Holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes, provided that

(a)          such direction shall not be in conflict with any rule of law or with the Indenture,

(b)          the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and

(c)          subject to the provisions of Section 7.01 of the Base Indenture, the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall determine that the proceeding so directed would involve the Trustee in personal liability or would otherwise be contrary to applicable law.

Section 7.06.         Waiver of Past Defaults. This Section 7.06 shall, with respect to the Notes, replace Section 6.04 of the Base Indenture in its entirety. The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder with respect to the Notes and its consequences, except:

(a)          a default in the payment of the principal of or Interest on any Note (including Additional Interest, if applicable), or

(b)          a failure to convert any Note into Common Stock, or

(c)          a default arising from the failure to redeem or repurchase any Note when required pursuant to the terms of the Indenture, or

(d)          in respect of a covenant or provision hereof which under Article VII cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.07.         Limitation on Suits. This Section 7.07 shall, with respect to the Notes, replace Section 6.06 of the Base Indenture in its entirety. The No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)          such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(b)          the Holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c)          such Holder or Holders have offered, and if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)          the Trustee for sixty (60) days after its receipt of such notice, request and offer and, if requested, provision of security or indemnity has failed to institute any such proceeding; and

(e) no direction inconsistent with such written request has been given to the Trustee during such sixty (60)-day period by the Holders of a majority in principal amount of the outstanding Notes;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

Article VIII

AMENDMENTS

Subject to Section 1.01(e) and except as provided in this Article VIII, the provisions of Article 9 of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes.

Section 8.01.       Without Consent of Holders. This Section 8.01 shall, with respect to the Notes, supersede Section 9.01 of the Base Indenture in its entirety. The Company and the Trustee may modify or amend the Indenture or the Notes without the consent of any Holder to:

(a)          comply with Section 9.12;

(b)          add guarantees with respect to the Notes or secure the Notes;

(c)          remove any guarantee added to the Notes pursuant to clause (b) above;

(d)          provide for the assumption by a Successor Person of the Company’s obligations to the Holders in the case of a merger, consolidation, conveyance, transfer or lease pursuant to Article VI hereof;

(e)          surrender any right or power herein conferred upon the Company;

(f)          add to the covenants of the Company or Events of Default for the benefit of the Holders;

(g)          cure any ambiguity, mistake or defect or correct or supplement any provision herein or the Notes that may be inconsistent with any other provision herein or in the Notes or that is otherwise defective; provided, however, that any such change or modification does not, in the good faith opinion of the Board of Directors (as evidenced by a Board Resolution) and the Trustee, materially adversely affect the interests of the Holders in any material respect;

(h)          provide for conversion rights of Holders if any reclassification or change of the Common Stock or any consolidation, merger or sale of all or substantially all of the Company’s assets occurs;

(i)          change the Conversion Rate in accordance with the Indenture; provided, however, that any increase in the Conversion Rate other than pursuant to Article IX shall not adversely affect the interests of the Holders (after taking into account U.S. federal income tax and other consequences of such increase);

(j)          comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(k)          evidence and provide for the acceptance of the appointment under the Indenture of a successor Trustee in accordance with the terms of the Indenture;

(l)           conform, as necessary, the provisions of the Indenture or the Notes to the Description of Notes as set forth in the Prospectus Supplement; or

(m)          add or modify any other provisions herein with respect to matters or questions arising hereunder that the Company and the Trustee may deem necessary or desirable and that, in the good faith opinion of the Board of Directors (as evidenced by a Board Resolution) and the Trustee, shall not adversely affect the interests of the Holders in any material respect.

Section 8.02.        With Consent of Holders. This Section 8.02 shall, with respect to the Notes, supersede Section 9.02 of the Base Indenture in its entirety. Except as provided below in this Section 8.02 and in Section 8.01, the Indenture or the Notes may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of the Indenture or the Notes may be waived, in each case with the written consent of the Holders of at least a majority of the principal amount of the Notes at the time outstanding.

Without the written consent or the affirmative vote of each Holder affected thereby, an amendment, supplement or waiver under this Section 8.02 may not:

(a)          reduce the principal amount of or change the maturity of any Note,

(b)          alter the manner of calculation or rate of accrual of Interest or extend the time for payment of any such amount;

(c)          reduce the Conversion Price Trigger Redemption Price or Fundamental Change Repurchase Price of any Note or change the time at which or circumstances under which the Notes may or shall be redeemed or repurchased;

(d)          impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to any Note;

(e)          change the currency of payment of such Notes or Interest, Conversion Price Trigger Redemption Price or Fundamental Change Repurchase Price thereon;

(f)          impair the right of any Holder to convert any Note or reduce the number of shares of Common Stock or any other property receivable upon conversion;

(g)          reduce the quorum or voting requirements under the Indenture;

(h)          change the Company’s obligation to maintain an office or agency in the places and for the purposes specified in the Indenture;

(i)          modify any of the provisions of this Section 8.02, or reduce the percentage of the aggregate principal amount of outstanding Notes required to amend, modify or supplement the Indenture or the Notes or waive an Event of Default, except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder affected thereby;

(j)           change the ranking of the Notes; or

(k)          reduce the percentage of the aggregate principal amount of the outstanding Notes the consent of whose Holders is required for any such supplemental indenture entered into in accordance with this Section 8.02 or the consent of whose Holders is required for any waiver provided for in the Indenture.

It shall not be necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 8.02 becomes effective, the Company shall mail to each Holder a notice briefly describing the amendment.

Article IX

CONVERSIONS

Section 9.01.        Conversion Privilege.

(a)          Subject to the provisions of Section 4.07 and Section 9.02, the Notes shall be convertible (i) prior to the Close of Business on the Business Day immediately preceding April 30, 2023, upon satisfaction of one or more of the conditions described in Section 9.01(b), (ii) at any time prior to the Close of Business on the Business Day immediately preceding the Redemption Date, if the Company has called the Notes for redemption pursuant to Article IV hereof, even if the Notes are not otherwise convertible at that time; and (iii) at any time from, and including, April 30, 2023 to, and including, the Business Day immediately preceding the Maturity Date, irrespective of the conditions described in Section 9.01(b), in each case, into Cash, shares of Common Stock, or a combination thereof, as described in Section 9.02, in accordance with this Article IX.

(b)          (i)          Prior to the Close of Business on the Business Day immediately preceding April 30, 2023, Holders may surrender their Notes for conversion during any calendar quarter after the calendar quarter ending June 30, 2017 (and only during such calendar quarter), if the Closing Sale Price of the Common Stock for each of twenty (20) or more Trading Days (whether or not consecutive) in a period of thirty (30) consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter exceeds the Conversion Trigger Price in effect on the last Trading Day of the immediately preceding calendar quarter. The Board of Directors will make appropriate adjustments to the Closing Sale Price of the Common Stock, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, during the thirty (30) consecutive Trading Day period described in the preceding sentence. The Company shall determine at the beginning of each calendar quarter commencing after June 30, 2017 whether the Notes may be surrendered for conversion in accordance with this Section 9.01(b)(i) and shall notify the Conversion Agent and the Trustee within ten (10) Business Days of the first day of such calendar quarter if the Notes become convertible in accordance with this Section 9.01(b)(i).

(ii)         Prior to the Close of Business on the Business Day immediately preceding April 30, 2023, Holders may surrender their Notes for conversion during the five (5) consecutive Business Days immediately after any five (5) consecutive Trading Day period (the “Security Measurement Period”) in which the Trading Price per $25.00 principal amount of Notes, as determined following a request by a Holder in accordance with the procedures set forth in this Section 9.01(b)(ii), for each Trading Day in such Security Measurement Period was equal to or less than 97% of the Conversion Value of the Notes on such Trading Day (the “Trading Price Condition”). The Trading Prices shall be determined by the Bid Solicitation Agent pursuant to this Section 9.01(b)(ii) and the definition of Trading Price set forth in the Indenture. The Company shall provide written notice to the Bid Solicitation Agent of the three independent nationally recognized securities dealers selected by the Company pursuant to the definition of Trading Price, along with appropriate contact information for each. The Bid Solicitation Agent shall have no obligation to determine the Trading Price of the Notes in accordance with this Section 9.01(b)(ii) unless requested by the Company, and the Company shall have no obligation to make such request unless a Holder of at least $1.0 million aggregate principal amount of Notes then outstanding provides the Company with reasonable evidence that the Trading Price per $25.00 principal amount of Notes would be equal to or less than 97% of the Conversion Value of the Notes. Promptly after receiving such evidence, the Company shall instruct the Bid Solicitation Agent to determine the Trading Price of the Notes beginning on the next Trading Day and on each of the next five (5) Trading Days until the Trading Price Condition is no longer satisfied. If the Company does not so instruct the Bid Solicitation Agent to obtain bids when required pursuant to this Section 9.01(b)(ii), the Trading Price per $25.00 principal amount of the Notes shall be deemed to be equal to 97% of the Conversion Value of the Notes on each Trading Day that the Company fails to do so. If, at any time after the Trading Price Condition set forth above has been met, the Trading Price per $25.00 principal amount of Notes is greater than 97% of the Conversion Value, the Company shall so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee).

(iii)        Prior to the Close of Business on the Business Day immediately preceding April 30, 2023, if a Fundamental Change or a Make-Whole Fundamental Change occurs, then a Holder may surrender its Notes for conversion at any time during the period that begins on, and includes, the thirtieth (30th) Business Day before the date the Company originally announces as the anticipated effective date of the transaction and ends on, and includes, the thirtieth (30th) Business Day after the actual effective date of the transaction. In addition, if the transaction is a Make-Whole Fundamental Change, then the Notes may also be surrendered for conversion at any time during the Make-Whole Conversion Period, and if the transaction is a Fundamental Change, then the Notes may also be surrendered for repurchase at any time until, and including, the Fundamental Change Repurchase Date for such Fundamental Change. The Company shall notify Holders and the Trustee (a) as promptly as practicable following the date the Company publicly announces such transaction but in no event less than thirty (30) Business Days prior to the anticipated effective date of such transaction or (b) if the Company does not have knowledge of such transaction at least thirty (30) Business Days prior to the anticipated effective date of such transaction, within one (1) Business Day of the date upon which the Company receives notice, or otherwise becomes aware, of such transaction, but in no event later than the actual effective date of such transaction.

(iv)        Prior to the Close of Business on the Business Day immediately preceding April 30, 2023, if the Company elects to:

(A)         distribute to all or substantially all holders of Common Stock any rights, options or warrants entitling them, for a period of not more than sixty (60) days after the record date of such distribution, to purchase or subscribe for shares of Common Stock at a price per share less than the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; or

(B)         distribute to all or substantially all holders of Common Stock the Company’s assets, debt securities or rights to purchase the Company’s securities, which distribution has a per share value, as reasonably determined by the Board of Directors, exceeding 10% of the Closing Sale Price of the Common Stock on the Trading Day preceding the date of announcement of such distribution;

then, in each case, the Company shall mail to Holders and the Trustee written notice at least thirty (30) Business Days before the Ex-Dividend Date for such distribution. Once the Company has given such notice, Holders may surrender Notes for conversion at any time until the earlier of the Close of Business on the Business Day immediately preceding the Ex-Dividend Date and the Company’s announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time.

(c)          The initial Conversion Rate shall be 1.6267 shares of Common Stock per $25.00 principal amount of Notes. The Conversion Rate shall be subject to adjustment in accordance with Sections 9.06 through 9.15.

(d)          A Holder may convert a portion of the principal amount of a Note if such portion is $25.00 principal amount or an integral multiple of $25.00 principal amount. Provisions of the Indenture that apply to conversion of all of a Note also apply to conversion of a portion of such Note.

(e)          If the Notes shall be convertible in accordance with this Section 9.01, the Company shall provide written notice to the Trustee, the Conversion Agent (if other than the Trustee) and Holders, at the addresses appearing on the Registrar’s books, and the Company shall publicly announce, through a reputable national newswire service, that the Notes have become convertible, stating, among other things:

(i)          the event causing the Notes to become convertible;

(ii)         the time during which the Notes shall be convertible as a result of that event;

(iii)        if that event is a transaction described under Section 9.01(b)(iii) or Section 9.01(b)(iv), the anticipated effective date of the transaction; and

(iv)        the procedures Holders must follow to convert their Notes, including the name and address of the Conversion Agent.

The Company shall mail the notice, and make the public announcement, as soon as practicable, but in no event later than the open of business on the Business Day immediately following the date the Notes become convertible as a result of the event.

Section 9.02.        Conversion Procedure and Payment Upon Conversion.

(a)          To convert a Note, a Holder must (1) complete and manually sign the Conversion Notice, with appropriate signature guarantee, or facsimile of the Conversion Notice and deliver the completed Conversion Notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, (4) pay the amount of Interest, if any, required by Section 9.02(e), and (5) pay any tax or duty if required pursuant to Section 9.04. If a Holder holds a beneficial interest in a Global Note, to convert such Note, the Holder must comply with clauses (4) and (5) above and the Depositary’s procedures for converting a beneficial interest in a Global Note.

Upon conversion of a Holder’s Note, the Company shall pay or deliver, as the case may be, through the Conversion Agent, shares of Common Stock (together with Cash in lieu of any fractional share), Cash, or a combination thereof (together with Cash in lieu of any fractional share) as set forth in this Section 9.02(a). The Company shall inform Holders in writing through the Trustee of its election to deliver shares of Common Stock (together with Cash in lieu of any fractional share), pay Cash or deliver and pay, as the case may be, a combination thereof (together with Cash in lieu of any fractional share) upon conversion of any Notes (and the Specified Cash Amount, if applicable, as described in the immediately succeeding paragraph):

(i)          in respect of Notes converted during the period beginning on, and including, the forty-second (42nd) Business Day immediately preceding the Maturity Date and ending on, and including the Business Day immediately preceding the Maturity Date, no later than the forty-third (43rd) Business Day immediately preceding the Maturity Date; or

(ii)         in the case of any conversions for which the relevant Conversion Date occurs after the date of issuance of a notice of redemption under Section 4.03 and prior to the related Redemption Date, in such notice of redemption; and

(iii)        in all other cases, no later than two (2) Business Days following the applicable Conversion Date.

If, in respect of any conversion of Notes, the Company has not irrevocably elected Full Physical Settlement (as described in Section 9.02(c)), and the Company does not give notice (including notice of the Specified Cash Amount, if applicable) within the time periods described in the immediately preceding sentence as to how it intends to settle its conversion obligation with respect to such Notes, the Company shall satisfy such conversion obligation by paying and delivering a combination of Cash and shares of Common Stock (other than solely Cash in lieu of any fractional share) with the Specified Cash Amount equal to $25.00.

If the Company chooses to satisfy a portion (but not all) of its conversion obligation by paying Cash (other than solely Cash in lieu of any fractional share), or if the Company has irrevocably elected Net Share Settlement as described in Section 9.02(b), the Company shall notify the converting Holder(s) during the periods set forth in the immediately preceding paragraph of the amount to be satisfied in Cash as a fixed dollar amount per $25.00 principal amount of Notes (the “Specified Cash Amount”); provided that if the Company has previously irrevocably elected Net Share Settlement as described in Section 9.02(b), the Specified Cash Amount must be at least equal to $25.00. If, subsequent to the Company irrevocably electing Net Share Settlement or electing to satisfy a portion (but not all) of its conversion obligation by paying Cash (other than solely Cash in lieu of any fractional share), the Company fails to timely notify converting Holders of the Specified Cash Amount, the Specified Cash Amount shall be deemed to be $25.00.

All conversions that occur on or after the forty-second (42nd) Business Day immediately preceding the Maturity Date, and all conversions for which the relevant Conversion Date occurs after the Company’s issuance of a notice of redemption under Section 4.03 and prior to the related Redemption Date will be settled using the same settlement method. Except for any conversion that occurs on or after the forty-second (42nd) Business Day immediately preceding the Maturity Date, and any conversions for which the relevant Conversion Date occurs after the Company’s issuance of a notice of redemption under Section 4.03 and prior to the related Redemption Date, the Company will use the same settlement method for all conversions with the same Conversion Date, but the Company shall not, however, have any obligation to use the same settlement method with respect to conversions with different Conversion Dates in the same manner.

If the Company elects to settle any conversion of Notes by delivering solely shares of Common Stock (other than solely Cash in lieu of fractional shares) or if the Company has irrevocably elected Full Physical Settlement as described in Section 9.02(c), such settlement shall occur within three (3) Business Days of the relevant Conversion Date. Except upon conversion in connection with a Common Stock Change Make-Whole Fundamental Change where the consideration for Common Stock is comprised entirely of Cash as described in Section 9.15(c), any settlement of a conversion of the Notes made entirely or partially in Cash (other than solely Cash in lieu of fractional shares) (including if the Company has irrevocably elected Net Share settlement as described in Section 9.02(b)) shall occur on the third (3rd) Business Day immediately following the final Trading Day of the applicable Cash Settlement Period.

The amount of Cash and number of Common Stock, as the case may be, due upon conversion of Notes shall be determined as follows:

(1)         If the Company elects to satisfy its entire conversion obligation by delivering shares of Common Stock or if the Company has irrevocably elected Full Physical Settlement as described in Section 9.02(c), the Company shall deliver to each converting Holder a number of shares of Common Stock equal to (i) (A) the aggregate principal amount of Notes to be converted, divided by (B) $25.00 multiplied by (ii) the Conversion Rate in effect on the relevant Conversion Date (provided that the Company shall deliver Cash in lieu of fractional shares as described in Section 9.03).

(2)         If the Company elects to satisfy its entire conversion obligation by paying Cash, the Company shall pay to each converting Holder, for each $25.00 principal amount of Notes so converted, Cash in an amount equal to the sum of the

Daily Conversion Values for each of the forty (40) consecutive Trading Days in the relevant Cash Settlement Period.

(3)         Subject to the sixth paragraph of this Section 9.02(a), if the Company elects to satisfy the conversion obligation by delivering or paying, as the case may be, a combination of shares of Common Stock and Cash, or if the Company has irrevocably elected Net Share Settlement pursuant to Section 9.02(b), the Company shall deliver to each converting Holder, for each $25.00 principal amount of Notes so converted, Cash and shares of Common Stock equal to the sum of the Daily Settlement Amounts for each of the forty (40) consecutive Trading Days in the relevant Cash Settlement Period.

The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the applicable Cash Settlement Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of Cash deliverable in lieu of fractional shares (if any), the Company shall notify the Trustee and the Conversion Agent of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of Cash deliverable in lieu of fractional shares (if any). The Trustee and the Conversion Agent shall have no responsibility for any such determination.

(b)          Subject to the sixth paragraph of Section 9.02(a), at any time on or prior to the forty-third (43rd) Business Day immediately preceding the Maturity Date, the Company may irrevocably elect to satisfy its conversion obligation with respect to all Notes converted after the date of such election by delivering Cash up to the aggregate principal amount of Notes to be converted, and shares of Common Stock, Cash or a combination thereof in respect of the remainder, if any, of the conversion obligation (“Net Share Settlement”). Such election (a “Net Share Settlement Election”) shall be in the Company’s sole discretion and shall not require the consent of Holders. Upon making a Net Share Settlement Election, the Company shall promptly (i) issue a press release and use its reasonable best efforts to post such information on its website or otherwise publicly disclose this information or (ii) provide written notice to Holders by mailing such notice to Holders at their addresses shown in the register of the Registrar, or if such Notes are held in book-entry form through the Depositary, through the applicable notice procedures of the Depositary.

(c)          Subject to the sixth paragraph of Section 9.02(a), at any time on or prior to the forty-third (43rd) Business Day immediately preceding the Maturity Date, the Company may irrevocably elect to satisfy its conversion obligation with respect to all Notes converted after the date of such election by delivering solely shares of Common Stock (other than solely Cash in lieu of fractional shares) in respect of the conversion obligation (“Full Physical Settlement”). Such election (a “Full Physical Settlement Election”) shall be in the Company’s sole discretion and shall not require the consent of Holders. Upon making a Full Physical Settlement Election, the Company shall promptly (i) issue a press release and use its reasonable best efforts to post such information on its website or otherwise publicly disclose this information or (ii) provide written notice to Holders by mailing such notice to Holders at their addresses shown in the register of the Registrar, or if such Notes are held in book-entry form through the Depositary, through the applicable notice procedures of the Depositary.

(d)          A Holder receiving shares of Common Stock upon conversion shall not be entitled to any rights as a holder of Common Stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the Close of Business on the Conversion Date (if the Company delivers solely shares of Common Stock in respect of the conversion obligation, other than solely Cash in lieu of fractional shares delivered pursuant to Section 9.03, or if the Company has irrevocably elected Full Physical Settlement as described in Section 9.02(c)) or the Close of Business on the last Trading Day of the relevant Cash Settlement Period (if the Company delivers Cash in respect of a portion (but not all) of the conversion obligation pursuant to Section 9.02(a), other than solely Cash in lieu of any fractional shares delivered pursuant to Section 9.03, or if the Company has irrevocably elected Net Share Settlement as described in Section 9.02(b)). On and after the Conversion Date with respect to a conversion of a Note pursuant hereto, all rights of the Holder of such Note shall terminate, other than the right to receive the consideration deliverable upon conversion of such Note as provided herein.

(e)          Except as provided in the Notes or in this Article IX, no payment or adjustment will be made for accrued Interest on a converted Note or for dividends on any Common Stock issued on or prior to conversion, and accrued Interest, if any, will be deemed to be paid by the consideration paid to the Holder upon conversion. On conversion of a Note, accrued Interest, if any, with respect to the converted Note shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of the Common Stock (together with the Cash payment, if any, in lieu of fractional shares), or Cash or a combination of Cash and Common Stock in lieu thereof, in exchange for the Note being converted pursuant to the provisions hereof; and the fair market value of such shares of Common Stock (together with any such Cash payment in lieu of fractional shares), or Cash or a combination of Cash and Common Stock in lieu thereof, shall be treated as delivered, to the extent thereof, first in exchange for accrued Interest, if any, and the balance, if any, of the fair market value of such Common Stock (and any such Cash payment in lieu of fractional shares), or Cash in lieu thereof, shall be treated as delivered in exchange for the remaining principal payments due on the Note being converted pursuant to the provisions hereof. If any Holder surrenders a Note for conversion after the Close of Business on the Record Date for the payment of an installment of Interest and prior to the open of business on the next Interest Payment Date, then, notwithstanding such conversion, the full amount of Interest payable with respect to such Note on such Interest Payment Date shall be paid on such Interest Payment Date to the Holder of record of such Note at the Close of Business on such Record Date; provided, however, that such Note, when surrendered for conversion, must be accompanied by payment in Cash to the Conversion Agent on behalf of the Company of the full amount equal to the Interest payable on such Interest Payment Date on the portion so converted; provided further, however, that such payment to the Conversion Agent described in the immediately preceding proviso in respect of a Note surrendered for conversion shall not be required with respect to a Note that (i) the Company has specified a Redemption Date that is after an Interest Record Date but on or prior to the corresponding Interest Payment Date (i) is surrendered for conversion after the Close of Business on the Record Date immediately preceding the Maturity Date or (ii) is surrendered for conversion after the Close of Business on a Record Date for the payment of an installment of Interest and on or before the open of business on the related Interest Payment Date, where, pursuant to Section 4.07, the Company has specified, a Fundamental Change Repurchase Date that is after such Record Date and on or before such Interest Payment Date; provided further that, if the Company shall have, prior to the Conversion Date with respect to a Note, defaulted in a payment of Interest on such Note, then in no event shall the Holder of such Note who surrenders such Note for conversion be required to pay such defaulted Interest or the Interest that shall have accrued on such defaulted Interest pursuant to Section 2.13 of the Base Indenture or otherwise (it being understood that nothing in this Section 9.02(e) shall affect the Company’s obligations under Section 2.13 of the Base Indenture).

(f)          If a Holder converts more than one Note at the same time, the number of full shares of Common Stock issuable upon such conversion, if any, shall be based on the total principal amount of all Notes converted.

(g)          Upon surrender of a Note that is converted in part, and upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.

(h)          If the last day on which a Note may be converted is a Legal Holiday in a place where a Conversion Agent is located, the Note may be surrendered to that Conversion Agent on the next succeeding day that is not a Legal Holiday.

Section 9.03.         Cash in Lieu of Fractional Shares.

The Company will not issue a fractional share of Common Stock upon conversion of a Note. Instead, the Company shall pay Cash in lieu of fractional shares based on the Closing Sale Price of the Common Stock on the Conversion Date (if the Company delivers solely shares of the Common Stock to satisfy its conversion obligation, other than solely Cash in lieu of fractional shares, or if the Company has irrevocably elected Full Physical Settlement pursuant to Section 9.02(c)) or the Closing Sale Price of Common Stock on the last Trading Day of the relevant Cash Settlement Period (if the Company delivers Cash to satisfy a portion, but less than all, of its conversion obligation, other than solely Cash in lieu of any fractional shares, or if the Company has irrevocably elected Net Share Settlement pursuant to Section 9.02(b)).

Section 9.04.         Taxes on Conversion.

If a Holder converts its Note, the Company shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of Common Stock upon the conversion. However, such Holder shall pay any such tax or duty that is due because such shares are issued in a name other than such Holder’s name. The Conversion Agent may refuse to deliver a certificate representing the Common Stock to be issued in a name other than such Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty that will be due because such shares are to be issued in a name other than such Holder’s name.

Section 9.05.         Company to Provide Common Stock.

The Company shall at all times reserve out of its authorized but unissued Common Stock or Common Stock held in its treasury enough shares of Common Stock to permit the conversion, in accordance herewith, of all of the Notes (assuming, for such purposes, that the Company has previously elected Full Physical Settlement pursuant to Section 9.02(c)). The shares of Common

Stock, if any, due upon conversion of a Global Note shall be delivered by the Company in accordance with the Depositary’s customary practices.

All shares of Common Stock that may be issued upon conversion of the Notes shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim.

The Company shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes and shall list such shares on each national securities exchange or automated quotation system on which the shares of Common Stock are listed.

Section 9.06.         Adjustment of Conversion Rate.

The Conversion Rate shall be subject to adjustment from time to time, without duplication, upon the occurrence of any of the following events:

(a)          If the Company issues shares of Common Stock as a dividend or distribution on the shares of Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS’	=	the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 9.06(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 9.06(a) is declared but not so paid or made, or any share split or combination of the type described in this

Section 9.06(a) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b)          If the Company distributes to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period expiring not more than sixty (60) days immediately following the record date of such distribution, to purchase or subscribe for shares of Common Stock, at a price per share less than the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution, the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

OS0	=	the number of shares of Common Stock that are outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

Any increase made under this Section 9.06(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. The Company shall not issue any such rights, options, or warrants in respect of Common Stock held in treasury by the Company. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the

Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Dividend Date for such distribution had not occurred.

For the purpose of this Section 9.06(b) and Section 9.01(b)(iv)(A), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices for the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than Cash, to be determined by the Board of Directors. In no event shall the Conversion Rate be decreased pursuant to this Section 9.06(b).

(c)          If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other of its assets, securities or property, but excluding (i) dividends or distributions covered by Sections 10.06(a) and 10.06(b), (ii) dividends or distributions paid exclusively in Cash covered by Section 9.06(d), and (iii) Spin-Offs to which the provisions set forth in the latter portion of this Section 9.06(c) shall apply (any of such shares of Capital Stock, indebtedness or other assets, securities or property, the “Distributed Assets”), to all or substantially all holders of Common Stock, then, in each such case the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding share of Common Stock as of the open of business on the Ex-Dividend Date for such distribution.

If the Board of Directors determines “FMV” (as defined above) for purposes of this Section 9.06(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 9.06(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if FMV is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $25.00 principal amount of Notes, at the same time and upon the same terms as the holders of the Common Stock, the amount and kind of Distributed Assets that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 9.06(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate in effect immediately before the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Dividend Date of the Spin-Off shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Dividend Date for the Spin-Off;

CR’	=	the Conversion Rate in effect immediately after the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Dividend Date for the Spin-Off;

FMV0	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the first ten (10) consecutive Trading Day period immediately following, and including, the Ex-Dividend Date for the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the first ten (10) consecutive Trading Day period immediately following, and including, the Ex-Dividend Date for the Spin-Off.

The increase to the Conversion Rate under the preceding paragraph shall become effective at the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Dividend Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the ten (10) Trading Days immediately following and including, the Ex-Dividend Date of any Spin-Off, references in the portion of this

Section 9.06(c) related to Spin-Offs to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex Dividend Date of such Spin-Off and the Conversion Date for such conversion. If the Ex Dividend Date for the Spin-Off is less than ten (10) Trading Days prior to, and including, the end of the Cash Settlement Period in respect of any conversion, references with respect to ten (10) Trading Days shall be deemed replaced, for purposes of calculating the affected daily Conversion Rates in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, and including, the last Trading Day of such Cash Settlement Period.

Subject in all respects to Section 9.14, rights, options or warrants distributed by the Company to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (i) are deemed to be transferred with such Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 9.06(c) (and no adjustment to the Conversion Rate under this Section 9.06(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 9.06(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of the Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 9.06(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a Cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued.

For purposes of Section 9.06(a), Section 9.06(b) and this Section 9.06(c), any dividend or distribution to which this Section 9.06(c) is applicable that also includes one or both of:

(i)          a dividend or distribution of shares of Common Stock to which Section 9.06(a) is applicable (the “Clause A Distribution”); or

(ii)         a dividend or distribution of rights, options or warrants to which Section 9.06(b) is applicable (the “Clause B Distribution”), then (1) such dividend or distribution, other than the Clause A Distribution and Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 9.06(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 9.06(c) with respect to such Clause C Distribution shall then be made and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 9.06(a) and Section 9.06(b) with respect thereto shall then be made, except that, if determined by the Board of Directors (I) the Ex-Dividend Date of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be” within the meaning of Section 9.06(a) or “outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution” within the meaning of Section 9.06(b).

In no event shall the Conversion Rate be decreased pursuant to this Section 9.06(c).

(d)          If any Cash dividend or distribution is made to all or substantially all holders of the Common Stock, other than a regular, quarterly Cash dividend that does not exceed $0.28 per share (the “Initial Dividend Threshold”), the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex Dividend Date for such dividend or distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period immediately preceding the Ex-Dividend Date for such dividend or distribution;

T	=	the Initial Dividend Threshold; provided that if the dividend or distribution is not a regular quarterly Cash dividend, the Initial Dividend Threshold will be deemed to be zero; and

C	=	the amount in Cash per share of Common Stock the Company distributes to holders of its Common Stock.

The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment to the Conversion Rate under this Section 9.06(d). Notwithstanding the foregoing, if at any time regular dividends are distributed other than on a quarterly basis, the dividend threshold amount shall be appropriately adjusted and shall apply to such regular dividends; provided that the total of such regular dividends shall not exceed an aggregate of $0.28 per share in any quarterly period.

Any increase under this Section 9.06(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Company’s Board of Directors determines not to pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $25.00 principal amount of Notes, at the same time and upon the same terms as holders of the Common Stock, the amount of Cash such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such dividend or distribution.

In no event shall the Conversion Rate be decreased pursuant to this Section 9.06(d).

(e)          If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, if the Cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR’	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all Cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’	=	the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 9.06(e) shall occur at the Close of Business on the tenth (10th) Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the ten (10) Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references in this Section 9.06(e) to ten (10) Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date for such conversion. If the Trading Day immediately following the date the tender or exchange offer expires is less than ten (10) Trading Days prior to, and including, the end of the Cash Settlement Period in respect of any conversion, references to ten (10) Trading Days shall be deemed replaced, for purposes of calculating the affected daily Conversion Rates in respect of such conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day immediately following the date such tender or exchange offer expires to, and including, the last Trading Day of such Cash Settlement Period. In no event shall the Conversion Rate be decreased pursuant to this Section 9.06(e).

(f)          Notwithstanding this Section 9.06 or any other provision of the Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date as described under Section 9.02 based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 9.06, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notwithstanding this Section 9.06 or any other provision of the Indenture or the Notes, the Company shall not take any action that would result in an adjustment to the Conversion Rate, pursuant to subsections (a), (b), (c), (d) and (e) above, in such manner as to result in the reduction of the Conversion Price to less than the par value per share of Common Stock.

(h)          In addition to the foregoing adjustments in subsections (a), (b), (c), (d) and (e) above, the Company may, from time to time and to the extent permitted by law and the continued listing requirements of the NYSE, increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days or any longer period as may be permitted or required by law, if the Board of Directors has made a determination, which determination shall be conclusive, that such increase would be in the best interests of the Company. Such Conversion Rate increase shall be irrevocable during such period. The Company shall give written notice to the Trustee and cause notice of such increase to be mailed to each Holder at such Holder’s address as the same appears on the registry books of the Registrar, at least fifteen (15) days prior to the date on which such increase commences.

(i)          Notwithstanding this Section 9.06 or any other provision of the Indenture or the Notes, if any Conversion Rate adjustment becomes effective, or any Ex-Dividend Date for any issuance, dividend or distribution (relating to a required Conversion Rate adjustment) occurs, during the period beginning on, and including, the open of business on a Conversion Date and ending on, and including, the Close of Business on the last Trading Day of a related Cash Settlement Period (if the Company elects to satisfy the related conversion obligation by paying Cash, in whole or in part, in respect thereof or if the Company has irrevocably elected Net Share Settlement pursuant to Section 9.02(b)), the Board of Directors shall make adjustments to the Conversion Rate and the amount of Cash or number of shares of Common Stock issuable upon conversion of the Notes, as the case may be, as is be necessary or appropriate to effect the intent of this Section 9.06 and the other provisions of this Article IX and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors. Any adjustment made pursuant to this Section 9.06 shall apply in lieu of the adjustment or other term that would otherwise be applicable.

(j)          All calculations under this Article IX shall be made to the nearest cent or to the nearest one-millionth of a share, as the case may be. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th.

Section 9.07.        No Adjustment.

Notwithstanding anything herein or in the Notes to the contrary, in no event shall the Conversion Rate be adjusted:

(a)          upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities;

(b)          upon the issuance of any shares of Common Stock or restricted stock, restricted stock units, non-qualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(c)          upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (b) above and outstanding as of the date the Notes were first issued;

(d)          for accrued and unpaid Interest, if any;

(e)          upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in Section 9.06; or

(f)          for a change in the par value of shares of Common Stock.

No adjustment in the Conversion Rate pursuant to Section 9.06 shall be required until cumulative adjustments amount to one percent (1%) or more of the Conversion Rate as last adjusted (or, if never adjusted, the initial Conversion Rate); provided, however, that any adjustments to the Conversion Rate, which by reason of this paragraph are not required to be made, shall be carried forward and taken into account in any subsequent adjustment to the Conversion Rate; provided further, that (i) on December 31 of each year and (ii) if the Notes have been converted pursuant to Section 9.01, then, in each case, any adjustments to the Conversion Rate that have been, and at such time remain, deferred pursuant to this Section 9.07 shall be given effect, and such adjustments, if any, shall no longer be carried forward and taken into account in any subsequent adjustment to the Conversion Rate.

No adjustment to the Conversion Rate need be made pursuant to Section 9.06 for a transaction (other than for share splits or share combinations pursuant to Section 9.06(a)) if the Company provides for each Holder to participate in the transaction, at the same time that holders of Common Stock participate in such transaction, without conversion, as if such Holder held a number of shares of Common Stock equal to a fraction whose numerator is the product of the Conversion Rate in effect on the Ex-Dividend Date or effective date, as applicable, of the transaction (without giving effect to any adjustment pursuant to Section 9.06 on account of such transaction) and the aggregate principal amount of Notes held by such Holder and whose denominator is twenty-five dollars ($25.00).

Section 9.08.         Other Adjustments.

In the event that, as a result of an adjustment made pursuant to Section 9.06 hereof, the Holder of any Note thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock other than Common Stock, thereafter the Conversion Rate of such other shares so receivable upon conversion of any Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article IX.

Section 9.09.         Adjustments for Tax Purposes.

Except as prohibited by law the Company may (but is not obligated to) increase the Conversion Rate, in addition to those required by Section 9.06 hereof, as it determines to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by the Company or to its stockholders will not be taxable to the recipients thereof or in order to avoid or diminish any such taxation.

Section 9.10.        Notice of Adjustment.

Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Holders at the addresses appearing on the Registrar’s books a notice of the adjustment and file with the Trustee an Officer’s Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.

Section 9.11.        Notice of Certain Transactions.

In the event that:

(a)          the Company takes any action, or becomes aware of any event, which would require an adjustment in the Conversion Rate,

(b)          the Company takes any action that would require a supplemental indenture pursuant to Section 9.12, or

(c)          there is a dissolution or liquidation of the Company,

the Company shall mail to Holders at the addresses appearing on the Registrar’s books and the Trustee a written notice stating the proposed record, effective or expiration date, as the case may be, of any transaction referred to in clause (1), (2) or (3) of this Section 9.11. The Company shall mail such notice at least twenty (20) calendar days (or, in the case of any event that would require an adjustment in the Conversion Rate pursuant to Section 9.06(b), 9.06(c), 9.06(d) or 9.06(e), thirty (30) Business Days) before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section 9.11.

Section 9.12.        Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales on Conversion Privilege.

If the Company:

(i)          reclassifies the Common Stock (other than a change only in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of Common Stock to which Section 9.06 applies);

(ii)         is a party to a consolidation, merger, combination or binding share exchange; or

(iii)        sells, transfers, leases, conveys or otherwise disposes of all or substantially all of the consolidated property or assets of the Company,

in each case pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, Cash, securities or other property (any such event, a “Merger Event”) then, if a Holder converts its Notes on or after the effective date of any such transaction, subject to the Company’s right to settle all or a portion of its conversion obligation with respect to such Notes by paying Cash (other than solely Cash in lieu of any fractional share) as set forth in Section 9.02(a) and the Company’s right to irrevocably elect Net Share Settlement as set forth in Section 9.02(b), the Notes will be convertible into the same type (and same proportions) of consideration received by holders of Common Stock in such transaction (“Reference Property”) and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 8.01(a) providing for such change in the right to convert the Notes; provided, however, that at and after the effective time of the Merger Event, (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 9.02 and (B)(I) any amount payable in Cash upon conversion of the Notes in accordance with Section 9.02 shall continue to be payable in Cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 9.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event and (III) the Volume-Weighted Average Price shall be calculated based on the value of a unit of Reference Property that a holder of one share of Common Stock would have received in such Merger Event.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

In connection with any adjustment to the Conversion Rate described in this Section 9.12, the Company shall also adjust the Initial Dividend Threshold based on the number of shares of Common Stock comprising the Reference Property and (if applicable) the value of any non-stock consideration comprising the Reference Property. If the Reference Property is comprised solely of non-stock consideration, the Initial Dividend Threshold will be zero.

The supplemental indenture referred to in the first sentence of this Section 9.12 shall provide for adjustments of the Conversion Rate that shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Article IX. If, in the case of any such consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the stock or other securities and property (including Cash) receivable thereupon by a holder of Common Stock includes shares of stock or other securities and property of a Person other than the successor or purchasing Person, as the case may be, in such consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Board of Directors in good faith shall reasonably determine necessary by reason of the foregoing (which determination shall be described in a Board Resolution). The provisions of this Section 9.12 shall similarly apply to successive consolidations, mergers, binding share exchanges, sales, transfers, leases, conveyances or dispositions.

The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 9.12.

None of the foregoing provisions shall affect the right of a Holder to convert its Notes into Cash, shares of Common Stock or a combination of Cash and shares of Common Stock, as applicable, as set forth in Section 9.01 and Section 9.02 prior to the effective date of such Merger Event.

In the event the Company shall execute a supplemental indenture pursuant to this Section 9.12, the Company shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including Cash) receivable by Holders upon the conversion of their Notes after any such Merger Event and any adjustment to be made with respect thereto.

Section 9.13.         Trustee’s Disclaimer.

The Trustee has no duty to determine when an adjustment under this Article IX should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon, the Officer’s Certificate with respect thereto that the Company is obligated to file with the Trustee pursuant to Section 9.10 hereof. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of Notes, and the Trustee shall not be responsible for the failure by the Company to comply with any provisions of this Article IX.

The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 9.12, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officer’s Certificate with respect thereto that the Company is obligated to file with the Trustee pursuant to Section 9.12 hereof.

Section 9.14.         Rights Distributions Pursuant to Shareholders’ Rights Plans.

Upon conversion of any Note or a portion thereof, the Company shall make provision such that the Holder thereof shall, to the extent such Holder is to receive shares of Common Stock upon such conversion, receive, in addition to, and concurrently with the delivery of, such shares of Common Stock upon conversion, the rights described in any future shareholders’ rights plan(s) of the Company then in effect, unless the rights have separated from the Common Stock prior to the time of conversion, in which case the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all holders of Common Stock, Distributed Assets as described in Section 9.06(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 9.15.       Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes or Notice of Redemption.

(a)          Notwithstanding anything herein to the contrary, the Conversion Rate applicable to each Note that is surrendered for conversion, in accordance with this Article IX, in connection with a Make-Whole Fundamental Change or a notice of redemption under Section 4.03, shall be increased to an amount equal to the Conversion Rate that would, but for this Section 9.15, otherwise apply to such Note pursuant to this Article IX, plus an amount equal to the Make-Whole Applicable Increase. Notes shall be deemed to be surrendered “in connection with” such Make-Whole Fundamental Change for purposes of this Section 9.15 if such Notes are surrendered at any time during the period (the “Make-Whole Conversion Period”) from, and including, the Effective Date of the Make-Whole Fundamental Change to, and including, the date that is thirty (30) Business Days after such Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change, the Fundamental Change Repurchase Date corresponding to such Fundamental Change). Notes shall be deemed to be surrendered “in connection with” a notice of redemption under Section 4.03 if the Conversion Notice is received by the Conversion Agent during the period (the “Redemption Conversion Period”) from, and including, the date of the notice of redemption until the Close of Business on the Business Day immediately preceding the Redemption Date.

(b)          As used herein, “Make-Whole Applicable Increase” shall mean, with respect to a Make-Whole Fundamental Change or a notice of redemption, as applicable, the amount, set forth in the following table, which corresponds to the Effective Date and the Applicable Price of such Make-Whole Fundamental Change or notice of redemption:

	Applicable Price
Effective Date	$13.08	$14.00	$15.00	$15.37	$16.00	$17.00	$18.00	$19.00	$20.00	$22.50	$25.00	$27.50	$30.00
April 30, 2017	0.2847	0.2255	0.1752	0.1596	0.1360	0.1055	0.0816	0.0628	0.0481	0.0236	0.0105	0.0037	–
April 30, 2018	0.2847	0.2249	0.1737	0.1578	0.1339	0.1031	0.0791	0.0604	0.0458	0.0219	0.0094	0.0031	–
April 30, 2019	0.2847	0.2249	0.1726	0.1563	0.1319	0.1005	0.0762	0.0575	0.0430	0.0198	0.0079	0.0024	–
April 30, 2020	0.2847	0.2249	0.1709	0.1540	0.1289	0.0967	0.0722	0.0535	0.0392	0.0170	0.0062	0.0015	–
April 30, 2021	0.2847	0.2245	0.1666	0.1490	0.1229	0.0901	0.0655	0.0471	0.0334	0.0130	0.0040	0.0006	–
April 30, 2022	0.2847	0.2184	0.1566	0.1381	0.1111	0.0778	0.0538	0.0366	0.0244	0.0076	0.0015	0.0000	–
April 30, 2023	0.2847	0.2012	0.1331	0.1133	0.0855	0.0534	0.0323	0.0189	0.0106	0.0016	–	–	–
April 30, 2024	0.2847	0.1591	0.0400	–	–	–	–	–	–	–	–	–	–

provided, however, that:

(i)          if the actual Applicable Price of such Make-Whole Fundamental Change or notice of redemption is between two (2) Applicable Prices listed in the table above under the column titled “Applicable Price,” or if the actual Effective Date of such Make-Whole Fundamental Change or notice of redemption is between two Effective Dates listed in the table above in the row immediately below the title “Effective Date,” then the Make-Whole Applicable Increase for such Make-Whole Fundamental Change or notice of redemption shall be determined by linear interpolation between the Make-Whole Applicable Increases set forth for such higher and lower Applicable Prices, or for such earlier and later Effective Dates based on a three hundred and sixty five (365) day year, as applicable;

(ii)         if the actual Applicable Price of such Make-Whole Fundamental Change or notice of redemption is greater than $30.00 per share (subject to adjustment in the same manner as the Applicable Prices pursuant to Section 9.15(b)(iii)), or if the actual

Applicable Price of such Make-Whole Fundamental Change or notice of redemption is less than $13.08 per share (subject to adjustment in the same manner as the Applicable Prices pursuant to Section 9.15(b)(iii)), then the Make-Whole Applicable Increase shall be equal to zero (0);

(iii)        if an event occurs that requires, pursuant to this Article IX (other than solely pursuant to this Section 9.15), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each Applicable Price set forth in the table above under the column titled “Applicable Price” shall be deemed to be adjusted so that such Applicable Price, at and after such time, shall be equal to the product of (1) such Applicable Price as in effect immediately before such adjustment to such Applicable Price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with this Article IX, immediately after such adjustment to the Conversion Rate;

(iv)        each Make-Whole Applicable Increase amount set forth in the table above shall be adjusted in the same manner, for the same events and at the same time as the Conversion Rate is to be adjusted pursuant to Section 9.06 through Section 9.14; and

(v)         in no event shall the Conversion Rate applicable to any Note be increased pursuant to this Section 9.15 to the extent, but only to the extent, such increase shall cause the Conversion Rate applicable to such Note to exceed 1.9114 shares per $25.00 principal amount (the “Maximum Conversion Rate”); provided, however, that the Maximum Conversion Rate shall be adjusted at the same time and in the same manner in which, and for the same events for which, the Conversion Rate is to be adjusted pursuant to this Article IX.

(c)          Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change or notice of redemption pursuant to Section 9.01(b)(iii), the Company shall, at its option, satisfy its conversion obligation by delivering or paying, as the case may be, shares of Common Stock (together with Cash in lieu of any fractional share), Cash or a combination of Cash and shares of Common Stock (together with Cash in lieu of any fractional share) in accordance with Section 9.02; provided, however, that if at the effective time of a Common Stock Change Make-Whole Fundamental Change the consideration for the Common Stock is comprised entirely of Cash, for any conversion of Notes following the Effective Date of such Common Stock Change Make-Whole Fundamental Change, the conversion obligation shall be calculated based solely on the Applicable Price for the transaction and shall be deemed to be an amount equal to, per $25.00 principal amount of converted Notes, the applicable Conversion Rate (including any Make-Whole Applicable Increase), multiplied by such Applicable Price. In such event, the Cash due upon conversion shall be determined and paid to Holders in Cash on the third Business Day following the Conversion Date.

(d)          As used herein, “Effective Date” shall mean, as applicable, (i) the effective date of a Make-Whole Fundamental Change (which effective date the Company shall disclose in the written notice and public announcement referred to in Section 9.15(e)) or (ii) the date of the notice of redemption delivered under Section 4.03.

(e)          As used herein, “Applicable Price” shall have the following meaning with respect to a Make-Whole Fundamental Change or notice of redemption: (a) if such

Make-Whole Fundamental Change constitutes a Common Stock Change Make-Whole Fundamental Change and the consideration (excluding Cash payments for fractional shares or pursuant to statutory appraisal rights) for the Common Stock in such Common Stock Change Make-Whole Fundamental Change consists solely of Cash, then the “Applicable Price” with respect to such Common Stock Change Make-Whole Fundamental Change shall be equal to the Cash amount paid per share of Common Stock in such Common Stock Change Make-Whole Fundamental Change and (b) in all other circumstances, the “Applicable Price” with respect to such Make-Whole Fundamental Change or notice of redemption shall be equal to the average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days immediately preceding, but excluding, the Effective Date of such Make-Whole Fundamental Change or notice of redemption, which average shall be appropriately adjusted by the Board of Directors, in its good faith determination, to account for any adjustment, pursuant hereto, to the Conversion Rate that shall become effective, or any event requiring, pursuant hereto, an adjustment to the Conversion Rate where the Ex-Dividend Date of such event occurs, at any time during such five (5) consecutive Trading Days.

(f)          At least thirty (30) Business Days before the anticipated Effective Date of each proposed Make-Whole Fundamental Change, the Company shall mail to each Holder, in accordance with Section 12.02, written notice of, and shall publicly announce, through a reputable national newswire service, the anticipated Effective Date of such proposed Make-Whole Fundamental Change. Each such notice and announcement shall also state that, in connection with such Make-Whole Fundamental Change, the Company shall increase, in accordance herewith, the Conversion Rate applicable to Notes entitled as provided herein to such increase (along with a description of how such increase shall be calculated and the time periods during which Notes must be surrendered in order to be entitled to such increase). No later than the third (3rd) Business Day after the Effective Date of each Make-Whole Fundamental Change, the Company shall mail, in accordance with Section 10.02, written notice of, and shall publicly announce, through a reputable national newswire service, such Effective Date and the Make-Whole Applicable Increase applicable to such Make-Whole Fundamental Change.

(g)          For avoidance of doubt, the provisions of this Section 9.15 shall not affect or diminish the Company’s obligations, if any, pursuant to Article IV with respect to a Make-Whole Fundamental Change.

(h)          Nothing in this Section 9.15 shall prevent an adjustment to the Conversion Rate pursuant to Section 9.06 in respect of a Make-Whole Fundamental Change.

Section 9.16.        Ownership Limit. Notwithstanding anything to the contrary in the Indenture, no Holder (other than, for so long as the Wellington Group Ownership Limit Waiver is effective, a Wellington Group Holder) will be entitled to receive shares of the Common Stock upon conversion of Notes to the extent (but only to the extent) that such receipt would result in a violation of the Ownership Limitation. Any purported delivery of shares of Common Stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder violating the Ownership Limitation. If any delivery of shares of Common Stock owed to a Holder upon conversion of Notes is not made, in whole or in part, because such delivery would result in a violation of the Ownership Limitation, the obligation of the Company to make such delivery shall not be extinguished, and the

Company will make such delivery as promptly as practicable after any such Holder gives notice to the Company that such delivery would not result in a violation of the Ownership Limitation.

In addition, notwithstanding anything to the contrary in the Indenture, for so long as the Wellington Group Ownership Limit Waiver is effective, no Holder that is a member of the Wellington Group (a “Wellington Group Holder”) will be entitled to receive shares of the Common Stock upon conversion of Notes to the extent (but only to the extent) that such receipt would cause the Wellington Group to violate the Wellington Group Ownership Limitation. Any purported delivery of shares of Common Stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Wellington Group violating the Wellington Group Ownership Limitation. If any delivery of shares of Common Stock owed to a Wellington Group Holder upon conversion of Notes is not made, in whole or in part, because such delivery would result in a violation of the Wellington Group Ownership Limitation, the obligation of the Company to make such delivery shall not be extinguished, and the Company will make such delivery as promptly as practicable after any such Wellington Group Holder gives notice to the Company that such delivery would not result in the Wellington Group being in violation of the Wellington Group Ownership Limitation.

Article X

MISCELLANEOUS

Section 10.01.         Trust Indenture Act Controls. This Section 10.01 shall, with respect to the Notes, supersede Section 10.01 of the Base Indenture in its entirety. If any provision of the Indenture limits, qualifies, or conflicts with another provision that is required to be included in the Indenture by the TIA, the required provision shall control.

Section 10.02.         Notices. This Section 10.02 shall, with respect to the Notes, supersede Section 10.02 of the Base Indenture in its entirety. Any request, demand, authorization, notice, waiver, consent or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission to the following facsimile numbers:

if to the Company:

Great Ajax Corp.

9400 SW Beaverton-Hillsdale Hwy, Suite 131

Beaverton, Oregon 97005

Fax No.: (503) 228-0171

Telephone No.: (503) 505-5670

Attention: Irving Potter

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Morrison & Foerster LLP

250 West 55th Street New York, New York 10019

Fax No.: (212) 468-7900

Telephone No.: (212) 468-8000

Attention: Anna T. Pinedo

if to the Trustee:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue, 11th Floor

P.O. Box 957

Wilmington, Delaware 19899

Fax No.: (302) 421-9137

Telephone No.: (302) 573-3218

Attention: Geoffrey J. Lewis

The Company or the Trustee by notice given to the other in the manner provided above may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Securityholder shall be delivered to the Securityholder, in accordance with the procedures of the Registrar or by first-class mail, postage prepaid, at the Securityholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee; provided, however, that no notice to the Trustee shall be deemed to be duly given unless and until the Trustee actually receives same at the address given above.

If the Company mails a notice or communication to the Securityholders, it shall mail a copy to the Trustee and each Registrar, Paying Agent, Conversion Agent or co-registrar.

The Trustee shall have the right, but shall not be required, to rely upon and comply with notices, instructions, directions or other communications sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Company; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company as a result of such reliance upon or compliance with such notices, instructions, directions or other communications. The Company agrees to assume all risks arising out of the use of such electronic methods to submit notices, instructions, directions or other communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Company shall use all reasonable endeavors to ensure that any such notices, instructions, directions or other communications transmitted to the Trustee pursuant to the Indenture are complete and correct. Any such notices, instructions, directions or other communications shall be conclusively deemed to be valid instructions from the Company to the Trustee for the purposes of the Indenture.

Section 10.03.         Communication by Holders with Other Holders. This Section 10.03 shall, with respect to the Notes, supersede Section 10.03 of the Base Indenture in its entirety. Securityholders may communicate pursuant to TIA Section 312(b) with other Securityholders with respect to their rights under the Indenture or the Notes.

The Company, the Trustee, the Registrar, the Paying Agent, the Conversion Agent and anyone else shall have the protection of TIA Section 312(c).

Section 10.04.         Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.05.         Rules by Trustee, Paying Agent, Conversion Agent and Registrar. The Trustee may make rules for action by or a meeting of Securityholders. The Registrar, the Conversion Agent and the Paying Agent may make reasonable rules for their functions.

Section 10.06.         Execution as Supplemental Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith, and all of the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 10.07.         Responsibility for Recitals, Etc. The recitals herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity, sufficiency or adequacy of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or of the proceeds thereof. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Base Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

Section 10.08.         Governing Law. This Section 10.08 shall, with respect to the Notes, supersede Section 10.08 of the Base Indenture in its entirety. The Indenture and each Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 10.09.         Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and by each party hereto on separate counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., pdf or tif) transmission shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

GREAT AJAX CORP.

By:	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Title:	Chief Executive Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]